Exhibit 10.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

BY AND AMONG

RENTECH NITROGEN PASADENA HOLDINGS, LLC,

RENTECH NITROGEN PARTNERS, L.P.,

PASADENA COMMODITIES INTERNATIONAL, LLC

AND

RENTECH, INC.

DATED AS OF MARCH 14, 2016

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TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

		Page
ARTICLE IX
GENERAL PROVISIONS

Section 9.1	No Survival of Representations and Warranties.	45
Section 9.2	Limitation on Claims	46
Section 9.3	Amendment and Waiver	47
Section 9.4	Notices	48
Section 9.5	Interpretation	49
Section 9.6	Entire Agreement	50
Section 9.7	Expenses	50
Section 9.8	Governing Law	50
Section 9.9	Jurisdiction; Waiver of Jury Trial	50
Section 9.10	Binding Effect; Assignment	51
Section 9.11	Specific Performance	51
Section 9.12	Severability	51
Section 9.13	Counterparts	52
Section 9.14	Legal Representation	52
Section 9.15	Distribution of Purchase Price	52
Section 9.16	The Seller Representative	53
Section 9.17	Purchase Price Adjustment Agreement	54

Exhibit A	Net Working Capital
Exhibit B	Asset Allocation Statement
Exhibit C	Sample Company EBITDA Calculation
Exhibit D	R&W Insurance Policy
Exhibit E	Related Party Transactions

Schedule A	Phantom Unitholders

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MEMBERSHIP INTEREST PURCHASE AGREEMENT

MEMBERSHIP INTEREST PURCHASE AGREEMENT, dated as of March 14, 2016 (this “Agreement”), by and among Pasadena Commodities International, LLC, a Texas limited liability company (“Buyer”), Rentech Nitrogen Pasadena Holdings, LLC, a Delaware limited liability company (the “Company”), Rentech Nitrogen Partners, L.P., a Delaware limited partnership (“Seller”), and Rentech, Inc., a Colorado corporation, solely in its capacity as the Seller Representative hereunder.

RECITALS

WHEREAS, Seller owns 100% of the issued and outstanding membership interests (the “Interests”) of the Company and Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, the Interests, upon the terms and subject to the conditions of this Agreement;

WHEREAS, immediately prior to the execution of this Agreement, Rentech Nitrogen GP, LLC, the Company and Seller have each entered into the Separation Agreement; and

WHEREAS, concurrently with the execution of this Agreement, Buyer, Seller and the Company shall each enter into the Ancillary Agreements to which they are a party thereto.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth in this Agreement, and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Defined Terms. For purposes of this Agreement:

“1998 APA” has the meaning set forth in Section 4.16(k).

“2008 Sales and Use Tax Liability Amount” means an amount equal to Five Hundred Thousand Dollars ($500,000), which is the projected (and, for purposes of this Agreement, the agreed) amount of the Sales and Use Tax Liability, including penalties and the accrual of interest, following the Company’s request for redetermination of the Texas Notification of Audit Results of Seller as it relates or pertains to the sale and use Tax arising from the operations of the Company and its Subsidiaries for the periods of August 1, 2005 through December 31, 2008.

“Action” means any claim, action, suit, litigation, or any legal, administrative, regulatory or arbitration proceeding, inquiry or investigation, whether civil, criminal or administrative.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. “Control”, including the terms “controlled by” and “under common control with”, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by Contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Dispute Accountants” has the meaning set forth in Section 2.4(c)(ii).

“Ancillary Agreements” means the Assignment of Interests and the Services Agreements.

“Asset Allocation Statement” has the meaning set forth in Section 2.6.

“Assignment of Interests” means the Assignment of Interests, dated as of the date hereof, by and between Buyer and Seller.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the City of Los Angeles, California, or New York City, New York.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Documents” has the meaning set forth in Section 5.2.

“Cash on Hand” means, as of a particular time of determination, without duplication, the Company’s and its Subsidiaries’ cash and cash equivalents as determined in accordance with GAAP.

“CERCLA” means the Comprehensive Environmental Response Compensation and Liability Act of 1980, 42 U.S.C. 6901 et seq., as amended.

“Closing” has the meaning set forth in Section 2.3.

“Closing Date” has the meaning set forth in Section 2.3.

“Closing Statement” has the meaning set forth in Section 2.4(a).

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Company Accounting Principles” means the accounting methods, practices, principles, policies and procedures (with consistent classifications, judgments and valuations and estimation methodologies) that were used in the preparation of the Financial Statements.

“Company Certificate of Formation” means the Company’s certificate of formation, filed with the Secretary of State of the State of Delaware on December 23, 2008, as subsequently amended on March 10, 2011 and November 2, 2012.

“Company Disclosure Schedules” means the disclosure schedules delivered by the Company to Buyer concurrently with the execution of this Agreement.

“Company Documents” has the meaning set forth in Section 4.2.

“Company EBITDA” has the meaning set forth in Section 2.5(h)(i).

“Company Group” means the Company and its Subsidiaries.

“Company Liquidity Event” has the meaning set forth in Section 2.5(h)(ii).

“Company LLC Agreement” means the Company’s Second Amended and Restated Limited Liability Company Agreement, dated as of November 15, 2012.

“Company Material Adverse Effect” means any event, change, development, condition, occurrence or effect that, individually or in the aggregate, is, or with the passage of time will be, materially adverse to the business, assets, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that the following will not be considered when determining whether a “Company Material Adverse Effect” has occurred: (a) changes or conditions generally affecting the industries in which the Company or its Subsidiaries operate, the economy or the financial or securities markets, including effects on such industries, economy or markets resulting from any regulatory and political conditions or developments in general; (b) natural disasters, calamities, national or international political or social conditions, including the outbreak or escalation of war or acts of terrorism; (c) any adoption, implementation, promulgation, proposal or repeal of, or change in Law or GAAP or any interpretation of Law or GAAP; or (d) the failure, in and of itself, of the Company to meet any internal or published projections, forecasts, estimates or predictions with respect to revenues, earnings or other financial or operating metrics for any period (provided, that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); except, with respect to clauses (a), (b) and (c), only to the extent that such event, change, development, condition, occurrence or effect has had a disproportionately material adverse effect on the Company and its Subsidiaries, taken as a whole, as compared to other similarly situated Persons operating in the industries in which the Company and its Subsidiaries conduct their business.

“Company Plan” has the meaning set forth in Section 4.11(a).

“Contested Items” has the meaning set forth in Section 2.5(b)(i).

“Contract” means any contract, agreement, indenture, note, bond, loan, instrument, lease, commitment or other arrangement or understanding, whether written or oral, including all amendments, modifications or supplements thereto.

“Contracting Parties” has the meaning set forth in Section 9.2(a).

“Designated Group” has the meaning set forth in Section 9.14.

“Designated Person” has the meaning set forth in Section 9.14.

“Determination Date” has the meaning set forth in Section 2.4(b).

“Dispute Accountants” means BDO USA, LLP, so long as none of the parties hereto (or any of their respective Affiliates) has a relationship with offices of BDO USA, LLP. In the event that any of the parties hereto or any of their respective Affiliates has a relationship with BDO USA, LLP, then Buyer and the Seller Representative shall mutually select the Alternative Dispute Accountants.

“Disputed Items” has the meaning set forth in Section 2.4(b).

“EBITDA” has the meaning set forth in Section 2.5(h)(iii).

“Effective Time” has the meaning set forth in the Lux Merger Agreement.

“Employee Benefit Plan” means each (a) “employee benefit plan” (within the meaning of Section 3(3) of ERISA), (b) employment, termination, severance, retention or change in control agreement or arrangement, and (c) deferred compensation, incentive compensation, equity or equity-linked, retirement, savings, pension, health, dental, vision or life insurance, death benefit, retiree, welfare or other fringe benefit plan, program, agreement, custom, practice, policy or arrangement for the benefit of, or promise to provide any of the foregoing compensation or benefits to for the benefit of, any current or former employee, officer, director, retiree or individual independent contractor or any spouse, dependent, or beneficiary thereof whether or not such Employee Benefit Plan is or is intended to be (as applicable) (i) provided under a collective bargaining agreement, (ii) funded or unfunded, (iii) covered or tax qualified under the Internal Revenue Code, ERISA, or other applicable Law, or (iv) written or oral.

“Employees” means all individuals employed by the Company or any of its Subsidiaries as of the date of this Agreement.

“Encumbrance” means any mortgage, deed of trust, pledge, charge, hypothecation, claim, easement, right of purchase, encumbrance, security interest, option, lien, charge, interest, proxy, voting trust, right of first refusal, right of way, defect in title, encroachments or other restriction, whether or not imposed by operation law, any voting trust or voting agreement, proxy or other agreement.

“Environmental Claim” means any claim, action, suit, notice of violation, consent order, consent decree or any written notice by any Person alleging potential liability or responsibility arising out of, based on or resulting from (a) the presence or Release of any Substances, (b) the Handling of Substances, or (c) any violation of any Environmental Law.

“Environmental Laws” all applicable Laws relating to or addressing: (a) protection of the environment, including related to pollution, contamination, clean up, preservation, reclamation, or restoration of the environment; (b) health, including occupational safety and the exposure of employees and other Persons to any Substances; (c) any Release or threatened Release of any Substance, including investigation, monitoring, clean up, removal, treatment, or any other action to address such Release of any Substance or threatened Release; and (d) the Handling of Substances, including the Solid Waste Disposal Act, as amended, 42 U.S.C. 6901, et seq., the Clean Air Act, as amended, 42 U.S.C. 7401, et seq., the Federal Water Pollution Control Act, as amended, 33 U.S.C. 1251, et seq., the Emergency Planning and Community Right to Know Act, as amended, 42 U.S.C. 11001 et seq., CERCLA, the Hazardous Materials Transportation

Uniform Safety Act, as amended, 49 U.S.C. 651 et seq., the Maritime Transportation Security Act of 2002, as amended, Pub. L. 107-295, 116 Stat. 2064, the regulations promulgated thereunder, and any similar environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any other entity which together with the Company would be treated as a single employer under Code Section 414 or ERISA Section 4001.

“ExxonMobil” has the meaning set forth in the 1998 APA.

“Facility” means any real property or facility owned, leased, operated or used at any time by the Company or any of its Subsidiaries or any predecessor thereto, including the Owned Real Property.

“Family Member” has the meaning set forth in Section 2.5(h)(iv).

“Final Determination” means (a) a decision, judgment, decree or other order by any court of competent jurisdiction, which decision, judgment, decree or other order has become final, (b) a closing agreement made under Section 7121 of the Code (or a comparable agreement under the laws of a state, local or foreign taxing jurisdiction) with the relevant Governmental Authority or other administrative settlement with or final administrative decision by the relevant Governmental Authority, or (c) a final disposition of a claim for refund.

“Financial Statements” has the meaning set forth in Section 4.6(a).

“FLSA” has the meaning set forth in Section 4.12(b).

“Fraud” means, with respect to the making of any representation or warranty set forth in this Agreement, an act, committed by a party hereto (the “Acting Party”), with the intent to deceive another party hereto (the “Other Party”), or to induce the Other Party to enter into this Agreement and requires (a) a false representation of material fact made herein; (b) with the Acting Party’s actual knowledge (as opposed to imputed or constructive knowledge) that such representation is false; (c) with an intention to induce the Other Party to act or refrain from acting in reliance upon it; (d) causing the Other Party, in justifiable reliance upon such false representation and with ignorance to the falsity of such representation, to take or refrain from taking action; and (e) causing the Other Party to suffer damage by reason of such reliance. The commission of Fraud by the Company shall not be attributed to Seller.

“GAAP” means United States generally accepted accounting principles and practices, as in effect from time to time.

“GE Credit Facility” means the Credit Agreement, dated as of July 22, 2014, as amended by that certain First Amendment to Credit Agreement, dated as of August 13, 2014, and that certain Second Amendment to Credit Agreement, dated as of February 26, 2016, and as further amended, restated, supplemented or otherwise modified from time to time, by and among Seller and Rentech Nitrogen Finance Corporation, as borrowers, each of the guarantors party thereto, the lenders and other financial institutions party thereto, and General Electric Capital Corporation, as agent for the lenders.

“Governmental Authority” means any United States or non-United States federal, national, supranational, state, provincial, local or similar government, governmental, legislative, executive, regulatory or administrative authority, branch, agency or commission or any court, tribunal, or arbitral or judicial body (including any grand jury).

“Handling of Substances” means the production, use, reuse, generation, Release, storage, treatment, formulation, processing, labeling, distribution, introduction into commerce, registration, transportation, reclamation, recycling, disposal, arranging for disposal, discharge or other handling or disposition of Substances.

“Immigration Laws” has the meaning set forth in Section 4.12(c).

“Indebtedness” of any Person means, without duplication: (a) indebtedness of such Person for borrowed money; (b) obligations of such Person to pay the deferred purchase or acquisition price for any property of such Person; (c) reimbursement obligations of such Person in respect of drawn letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (d) obligations of such Person under a lease to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP; (e) all indebtedness for borrowed money secured by any Encumbrance existing on property owned by such Person and (f) indebtedness of others as described in clauses (a) through (e) above guaranteed by such Person; but Indebtedness does not include (i) accounts payable to trade creditors or accrued expenses arising in the ordinary course of business consistent with past practice, (ii) the endorsement of negotiable instruments for collection in the ordinary course of business consistent with past practice, or (iii) retiree medical, pension liability, asset retirement or pension plan obligations.

“Indemnitee” has the meaning set forth in Section 6.3(a).

“Initial Purchase Price” means Five Million Dollars ($5,000,000).

“Initial Review Package” has the meaning set forth in Section 2.5(a).

“Interests” has the meaning set forth in the Recitals.

“Inventory” means all of the inventory held by the Company or any of its Subsidiaries for resale, and all of the Company’s or any of its Subsidiaries’ fuel, raw materials, works in process, finished products, spare parts and supply and packaging items, and similar items, in each case wherever the same may be located.

“IRS” has the meaning set forth in Section 2.6.

“Knowledge” means, in the case of the Company, the actual knowledge, without any duty of inquiry and investigation, of the individuals listed in Section 1.1(a) of the Company Disclosure Schedules.

“Latest Balance Sheet” has the meaning set forth in Section 4.6(a).

“Latest Balance Sheet Date” has the meaning set forth in Section 4.6(a).

“Latest Financial Statements” has the meaning set forth in Section 4.6(a).

“Law” means any applicable foreign, federal, state or local law, statute, code, ordinance, rule, regulation, Order or other legal requirement of any Governmental Authority.

“Leased Real Property” means all real property leased by the Company or any of its Subsidiaries.

“Liability” means any liability or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due, regardless of when asserted.

“Liquidity Event Proceeds” has the meaning set forth in Section 2.5(h)(v).

“Lux Merger” has the meaning set forth in Section 6.5.

“Lux Merger Agreement” means that certain Agreement and Plan of Merger, dated as of August 9, 2015, by and among CVR Partners, LP, Lux Merger Sub 1 LLC, Lux Merger Sub 2 LLC, Seller and Rentech Nitrogen GP, LLC

“Material Contracts” has the meaning set forth in Section 4.17(a).

“Milestone Payment” has the meaning set forth in Section 2.5(d)(i).

“Milestone Payment Date” has the meaning set forth in Section 2.5(d)(i).

“Milestone Period” has the meaning set forth in Section 2.5(h)(vi).

“Milestone Period EBITDA” has the meaning set forth in Section 2.5(h)(vii).

“Milestone Period EBITDA Calculation” has the meaning set forth in Section 2.5(a).

“Milestone Period Income Statement” has the meaning set forth in Section 2.5(a).

“Milestone Period Threshold” has the meaning set forth in Section 2.5(d)(i).

“Net Working Capital” means the amount calculated by subtracting the current liabilities of the Company and its Subsidiaries from the current assets of the Company and its Subsidiaries, in each case as of immediately prior to the Closing and, to the extent not inconsistent with this Agreement, determined in accordance with GAAP consistently applied using the Company Accounting Principles, adjusted however as follows: (a) current assets shall exclude (i) Cash on Hand, (ii) any prepaid expense relating to insurance or information technology as to which neither the Company nor any of its Subsidiaries will receive any economic benefit after the Closing, and (iii) any write-downs in inventory; (b) current liabilities shall also include (i) the unpaid amount of the employer portion of payroll and employment taxes required to be paid by the Company or its Subsidiaries under federal, state or local law related to Transaction Compensation as of immediately prior to the Closing, (ii) the 2008 Sales and Use Tax Liability Amount, (iii) the amount of unpaid Transaction Compensation of the Company and its Subsidiaries (including the Retention Payment Liability) as of immediately prior to the Closing, and (iv) the amount of unpaid Transaction Expenses of the Company and its Subsidiaries (to the extent not already paid) as of immediately prior to the Closing; (c) all liabilities and assets (in each case whether current or deferred) relating to income or franchise Taxes shall be excluded from the computation of Net Working Capital; and (d) current liabilities shall exclude (i) Indebtedness but only to the extent any such Indebtedness is paid prior to the Closing, and (ii) retiree medical, pension liability, asset retirement and pension plan obligations. Notwithstanding the foregoing, it is the intent of the parties that no component of Indebtedness be duplicated in the calculation of the Purchase Price Adjustment. An example of the calculation of Net Working Capital as of February 29, 2016 is set forth in Exhibit A.

“Nonparty Affiliates” has the meaning set forth in Section 9.2(a).

“Operating Company” means Rentech Nitrogen Pasadena, LLC, a Delaware limited liability company and wholly owned subsidiary of the Company.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Authority.

“OSHA” has the meaning set forth in Section 4.12(c).

“Owned Real Property” means all real property owned by the Company or any of its Subsidiaries.

“Patent” means the U.S. patent listed on Section 4.20 of the Company Disclosure Schedules and any continuation, continuation-in-part, division, reexamination, reissue, extension or renewal patents or patent applications thereof, and any foreign counterpart patents or patent applications to the patent listed on Section 4.20 of the Company Disclosure Schedules, and any United States or foreign patent or patent application, including any continuation, continuation-in-part, divisional, reexamination, reissue, extension, or renewal thereof, claiming priority to any patent or patent application to which any U.S. patent listed on Section 4.20 of the Company Disclosure Schedules claims priority.

“Permits” means any permit, license, franchise, approval, certificate, registration, notice or other authorization of a Governmental Authority.

“Permitted Encumbrances” means: (a) statutory mechanic’s, materialmen’s, warehouseman’s, journeyman’s and carrier’s liens and other similar Encumbrances imposed by applicable Law, in each case securing obligations that are not Indebtedness, arising in the ordinary course of business, having no material adverse effect on the value, use or operation of the property encumbered thereby, and for amounts not yet delinquent or, if deemed delinquent, that are being contested in good faith in the ordinary course of business consistent with past practice and for which adequate reserves in accordance with GAAP have been established by the Party responsible for payment thereof; (b) Encumbrances for Taxes or assessments that are not yet delinquent, or, if delinquent, that are being contested in good faith in the ordinary course of business consistent with past practice and for which adequate reserves in accordance with GAAP have been established by the Person responsible for payment thereof; (c) rights reserved to or vested in any Governmental Authority to control or regulate any of the Company’s or its Subsidiaries’ properties or assets in any manner; (d) all easements, zoning restrictions, rights-of-way, servitudes, permits, surface leases and other similar rights in respect of surface operations, and easements for pipelines, streets, alleys, highways, telephone lines, power lines, railways and other easements and rights-of-way, on, over or in respect of any of the properties of the Company or its Subsidiaries existing as of the date of this Agreement and that do not materially interfere with the operation, value or use of the property or asset affected; (f) Encumbrances arising under or pursuant to the organizational documents of any of the Company or its Subsidiaries, as the case may be; (g) those Encumbrances set forth in Section 1.1(b) of the Company Disclosure Schedules; and (h) all other Encumbrances and irregularities, in each case, not arising in connection with Indebtedness, and any encroachments, overlapping improvements, and other state of facts as would be shown on an accurate survey of any real property, that are not such as to materially interfere with the operation, value or use of the property or asset affected.

“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.

“Phantom Unit Payments” has the meaning set forth in Section 6.5.

“Phantom Unitholder” has the meaning set forth in Section 6.5.

“Post-Closing Representation” has the meaning set forth in Section 9.14.

“Purchase Price” shall mean the Initial Purchase Price, plus the Purchase Price Adjustment, plus the Milestone Payment, if any, plus the Seller Liquidity Event Proceeds, if any.

“Purchase Price Adjustment” means (a) zero (0), plus (b) the amount of Cash on Hand of the Company and its Subsidiaries as of immediately prior to the Closing, minus (c) the Indebtedness of the Company and its Subsidiaries as of immediately prior to the Closing, and (d) either (i) minus the amount by which the Target Net Working Capital exceeds the Net Working Capital of the Company and its Subsidiaries as of immediately prior to the Closing, or (ii) plus the amount by which the Net Working Capital of the Company and its Subsidiaries as of immediately prior to the Closing exceeds the Target Net Working Capital. In calculating the various amounts included in to the Purchase Price Adjustment, no single item shall be given duplicative effect.

“Purchase Price Adjustment Agreement” means the Purchase Price Adjustment Rights Agreement by and between the Seller Representative and the Rights Agent.

“R&W Insurance Policy” has the meaning set forth in Section 9.1.

“R&W Insurer” means AIG Specialty Insurance Company, an Illinois corporation.

“Related Party Transaction” has the meaning set forth in Section 2.5(h)(viii).

“Related Person” has the meaning set forth in Section 4.21.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, pouring, emptying, escaping, dumping, placing, discarding, abandonment, movement or migration of Substances, whether sudden or non-sudden, and whether accidental or non-accidental, or any “release”, “emission” or “discharge” as those terms are defined pursuant to any Environmental Law.

“Representatives” means, with respect to any Person, the officers, directors, principals, employees, agents, auditors, attorneys, advisors (financial or otherwise), bankers and other representatives of such Person.

“Retention Payment Liability” means an amount equal to the lesser of (a) Four Hundred Thousand Dollars ($400,000) and (b) the aggregate retention payments payable under the Retention Payment Letter Agreements.

“Retention Payment Letter Agreements” means the letter agreements between the Operating Company and certain employees thereof relating to the amended and restated bonus opportunities dated December 15, 2015.

“Rights Agent” means American Stock Transfer & Trust Company, LLC, a New York limited liability company.

“Sales and Use Tax Audits” means the State of Texas sales and use tax audits of the Company as they relate or pertain to the sales and use Taxes arising from the operations of the Company and its Subsidiaries for the periods of (a) August 1, 2005 through December 31, 2008 and (b) January 1, 2009 through December 31, 2011.

“Sales and Use Tax Liability” means any Tax liability resulting from a Sales and Use Tax Audit.

“Second Lien Notes Indenture” means the Indenture, dated as of April 12, 2013, as amended, restated, supplemented or otherwise modified from time to time, by and among Seller, Rentech Nitrogen Finance Corporation and Wilmington Trust, National Association, as trustee and collateral trustee.

“Seller” has the meaning set forth in the Preamble.

“Seller Documents” has the meaning set forth in Section 3.2.

“Seller Liquidity Event Proceeds” has the meaning set forth in Section 2.5(g).

“Seller’s Portion of the R&W Insurance Policy Premium” has the meaning set forth in Section 9.7.

“Seller Representative” has the meaning set forth in Section 9.16(a).

“Seller Representative Fund” means Two Hundred Thousand Dollars ($200,000).

“Separation Agreement” means the Separation Agreement, dated as of the date hereof, by and between Rentech Nitrogen GP, LLC, the Company and Seller.

“Services Agreements” means (a) the Transition Services Agreement, dated as of the date hereof, by and between Rentech, Inc. and Buyer and (b) the Transition Services Agreement, dated as of the date hereof, by and between Seller and Buyer.

“Specified Documents” has the meaning set forth in Section 9.6.

“Subsidiary” means, with respect to a Person, any Person, whether incorporated or unincorporated, of which (a) more than 50% of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions, (b) a general partner interest or (c) a managing member interest, is directly or indirectly owned or controlled by the subject Person or by one or more of its respective Subsidiaries.

“Substance” means any wastes, substances, products, pollutants or other materials, whether solid, liquid or gaseous, that: (a) is or contains asbestos, polychlorinated biphenyls, radioactive materials, oil, petroleum (including any jet fuel or aviation gas) or any breakdown constituents or fraction thereof, or any chemical(s) used for deicing; (b) requires removal, remediation, or reporting under, or is otherwise regulated pursuant to, any Environmental Law, or is defined, listed or identified as a “contaminant”, “pollutant”, “waste”, “solid waste”, “industrial solid waste”, “toxic substance”, “toxic material”, “hazardous material”, or “hazardous waste”; or (c) is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous.

“Target Net Working Capital” means Seven Million Dollars ($7,000,000).

“Tax Return” means any return, declaration, report, statement, information statement and other document filed or required to be filed with respect to Taxes, including any claims for refunds of Taxes and any amendment or supplements of any of the foregoing.

“Taxes” means: (a) all federal, state, local and foreign net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, registration, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes (including any amounts resulting from the failure to file any Tax Return), together with any interest and any penalties, additions to tax or additional amounts with respect thereto; (b) any liability for payment of amounts described in clause (a) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law; and (c) any liability for the payment of amounts described in clause (a) or (b) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person.

“Terminaling Transaction” has the meaning set forth in Section 2.5(h)(ix).

“Transaction Compensation” means, all compensatory payments or benefits required to be made or provided by the Company or any of its Subsidiaries pursuant to any oral or written contracts or other agreements, plans or policies, in any case, in effect prior to the Closing, to any of their respective current or former directors, officers, managers, employees or individual independent contractors solely as a result of the consummation of the Transactions, including payments of the following pursuant to any such contract, agreement, plan or policy: (a) any severance payments or termination payments (including the estimated costs of benefits required to be provided) under the terms of any employment agreement, Company Plan or other arrangement if and to the extent that the triggering employment termination occurs prior to the Closing, (b) any stay bonuses, retention bonuses or success bonuses payable solely as a result of the consummation of the Transactions and/or continued employment through a specified date linked to the Transactions (including, without duplication, the Retention Payment Liability) and (c) the Phantom Unit Payments, if and to the extent such amounts become payable in accordance herewith, and (d) the employer’s portion of payroll and employment Taxes required under federal, state or local Law with respect to the amounts described above.

“Transaction Expenses” means an amount equal to all costs, fees, expenses and other amounts incurred or payable by the Company and its Subsidiaries in connection with planning, structuring, negotiating or consummating the Transactions, including without limitation any attorneys’, accountants’ or advisor fees and expenses. Notwithstanding the foregoing, Transaction Expenses shall not include any Transaction Compensation.

“Transactions” means the transactions contemplated by this Agreement and the Ancillary Agreements.

“Transfer Taxes” has the meaning set forth in Section 7.2.

“Waiving Parties” has the meaning set forth in Section 9.14.

“WARN Act” has the meaning set forth in Section 4.12(d).

ARTICLE II

PURCHASE AND SALE

Section 2.1 Purchase and Sale of the Interests. Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller, the Interests free and clear of all Encumbrances (other than Encumbrances arising under federal and state securities Laws).

Section 2.2 Purchase Price. In consideration for the sale of the Interests, and subject to the terms and conditions contained in this Agreement, Buyer will pay or cause to be paid to Seller the Purchase Price. At the Closing, Buyer will pay or cause to be paid, or deliver or cause to be delivered, the Initial Purchase Price, less the Seller Representative Fund, in the manner set forth in Section 8.1.

Section 2.3 Closing. The closing of the sale and purchase of the Interests (the “Closing”) shall take place at the offices of Latham & Watkins LLP, 355 South Grand Avenue, Los Angeles, California 90071, at 8:00 a.m., Los Angeles time (or on such date and time otherwise agreed upon by the parties) concurrently with the execution and delivery of this Agreement (the “Closing Date”).

Section 2.4 Closing Statement; Purchase Price Adjustment.

(a) As soon as reasonably practicable following the Closing Date, and in any event within sixty (60) calendar days thereof, Buyer shall provide to the Seller Representative and Seller a closing statement prepared by Buyer (the “Closing Statement”) and setting forth in reasonable detail and with reasonable supporting documentation the calculation of the Purchase Price Adjustment, including calculations of the Cash on Hand, Net Working Capital, Indebtedness, Transaction Expenses and Transaction Compensation as provided in the definition of Purchase Price Adjustment.

(b) During the thirty (30) days after its receipt of the Closing Statement, the Seller Representative shall have the right to inspect the work papers generated by Buyer in preparation of the Closing Statement and shall have reasonable and prompt access, during normal business hours, to the Company Group’s relevant personnel and to information, books and records of the Company Group reasonably requested by the Seller Representative and relevant to any amounts in the Closing Statement. To the extent reasonably practicable, all such information, books and records will be made available electronically. In the event that the Seller Representative believes that Buyer has not provided information and access in accordance with the foregoing, the Seller Representative may deliver written notice to Buyer thereof during such thirty (30) day period and such period shall thereupon be extended for an additional ten (10) Business Days. At or before the end of such thirty (30) day review period (as the same may be extended), the Seller Representative shall either (i) accept the calculations in the Closing Statement (including the Purchase Price Adjustment and each of its component calculations) in their entirety, in which case Buyer’s calculations shall be final, conclusive and binding on the parties hereto, or (ii) deliver to Buyer written notice and a written explanation in reasonable detail of (x) those calculations in the Closing Statement which the Seller Representative disputes and the proposed modification of such calculations, in which case only the items identified or as to which adequate information was not provided shall be deemed to be in dispute (“Disputed Items”) and other items shall be deemed to be accepted and/or (y) any failure of Buyer to provide the Seller Representative with adequate information in accordance with this Section 2.4(b). Within a further period of thirty (30) days from the end of the aforementioned review period, the Seller Representative, Buyer and their accountants will attempt to resolve in good faith any Disputed Items. If, by the end of such period, they resolve such Disputed Items, the agreed calculations shall be final, conclusive and binding on the parties. If, at the end of such period, they are unable to resolve such Disputed Items, then Buyer or the Seller Representative may refer the remaining disagreements to the Dispute Accountants for resolution, pursuant to Section 2.4(c). The date on which the calculations in the Closing Statement become final, conclusive and binding on the parties in accordance with this Section 2.4(b) or Section 2.4(c) is hereinafter referred to as the “Determination Date.”

(c) Dispute Accountants.

(i) If either the Seller Representative or Buyer refers any unresolved Disputed Items to the Dispute Accountants in accordance with Section 2.4(b), the Seller Representative and Buyer shall direct the Dispute Accountants to review this Agreement and the Disputed Items for the purpose of calculating the Purchase Price Adjustment. In making such calculations, the Dispute Accountants shall consider only the applicable Disputed Items. Buyer and the Seller Representative shall request that the Dispute Accountants deliver to Buyer and the Seller Representative, within thirty (30) days of reference of the matter to the Dispute Accountants, a report setting forth its calculations, which shall be prepared in accordance with the standards set forth in Section 2.4(b) and the defined terms used therein. The calculations in such report shall be final, conclusive and binding on the parties. One-half of the cost of such review and report shall be paid by each of Buyer and the Seller Representative.

(ii) In the event the Dispute Accountants refuse the engagement under this Section 2.4(c), Buyer and the Seller Representative shall mutually agree on another nationally recognized firm of certified public accountants having no material relationship with the Company Group, Buyer or the Seller Representative or any of their respective Affiliates (the “Alternative Dispute Accountants”) to resolve any disputes according to this Section 2.4(c). If within thirty (30) days, Buyer and the Seller Representative fail to mutually agree on the Alternative Dispute Accountants, Buyer and the Seller Representative shall thereafter promptly cause the American Arbitration Association to appoint the Alternative Dispute Accountants, and in making its determination with respect to such appointment, the American Arbitration Association shall take into account, and attempt to avoid appointing an accounting firm with, any significant preexisting relationship with the Company Group, Buyer or the Seller Representative or any of their respective Affiliates. The fees and expenses of the Alternative Dispute Accountants shall be apportioned in the same manner as described in Section 2.4(c)(i).

(d) Payment of Purchase Price Adjustment. Once the Determination Date has occurred, (i) if the Purchase Price Adjustment is a positive figure, then, promptly following the Determination Date, and in any event within three (3) Business Days thereof, Buyer shall pay the amount of the Purchase Price Adjustment to the Seller Representative, on behalf of the unitholders of Seller (as determined as of immediately prior to the Effective Time), by wire transfer of immediately available funds, and (ii) if the Purchase Price Adjustment is a negative figure, then none of Buyer, Seller or the Seller Representative shall have any payment obligation under this Section 2.4(d).

(e) Sole Recourse. The provisions of this Section 2.4 represent the sole and exclusive remedy available to any party to this Agreement for any amounts required to be paid to it pursuant to this Section 2.4.

Section 2.5 Milestone Payment. In addition to the Purchase Price Adjustment, Buyer shall pay or cause to be paid the Milestone Payment and/or Seller Liquidity Event Proceeds, if any, to the Seller Representative in accordance with this Section 2.5.

(a) Milestone Period Income Statement and EBITDA Calculation. No later than thirty (30) days after the end of the Milestone Period, Buyer will deliver to the Seller Representative an unaudited consolidated statement of income of the Company Group for the Milestone Period (the “Milestone Period Income Statement”) and a calculation of the Company EBITDA for the Milestone Period (the “Milestone Period EBITDA Calculation”) based upon the Milestone Period Income Statement, together with copies of the principal work papers prepared by Buyer’s internal finance staff relating to the Milestone Period Income Statement (together, the “Initial Review Package”). The Milestone Period Income Statement shall be prepared in accordance with GAAP consistently applied using the Company Accounting Principles. An example of the calculation of Company EBITDA for the year ended December 31, 2015 is set forth in Exhibit C.

(b) Review by the Seller Representative.

(i) Following receipt of the Initial Review Package for the Milestone Period, the Seller Representative will be afforded a period of sixty (60) days to review the Milestone Period Income Statement and Milestone Period EBITDA Calculation, during which period, at the Seller Representative’s expense, the Seller Representative and its accountants and advisors shall have the right to inspect any additional work papers generated by Buyer in preparation of the Milestone Period Income Statement and Milestone Period EBITDA Calculation and shall have reasonable and prompt access, during normal business hours, to the Company Group’s relevant personnel and to information, books and records of the Company Group reasonably requested by the Seller Representative and relevant to the Milestone Period Income Statement and Milestone Period EBITDA Calculation. To the extent reasonably practicable, all such information, books and records will be made available electronically. In the event that the Seller Representative believes that Buyer has not provided information and access in accordance with the foregoing, the Seller Representative may deliver written notice to Buyer thereof during such sixty (60) day period and such period shall thereupon be extended for an additional ten (10) Business Days. At or before the end of such sixty (60) day review period (as the same may be extended), the Seller Representative shall either (A) accept the Milestone Period Income Statement and Milestone Period EBITDA Calculation in their entirety, in which case Buyer’s calculations shall be final, conclusive and binding on the parties hereto, or (B) deliver to Buyer written notice and a written explanation in reasonable detail of (x) those items of the Milestone Period Income Statement and/or Milestone Period EBITDA Calculation which the Seller Representative disputes and the proposed modification of such calculations, in which case only the items identified or as to which adequate information was not provided shall be deemed to be in dispute (“Contested Items”) and other items shall be deemed to be accepted and/or (y) any failure of Buyer to provide the Seller Representative with adequate information in accordance with this Section 2.5(b). Within a further period of thirty (30) days from the end of the aforementioned review period, the Seller Representative, Buyer and their accountants will attempt to resolve in good faith any Contested Items. If the Seller Representative and Buyer resolve the Contested Items within such period, the Milestone Period Income Statement and Milestone Period EBITDA (as resolved by the parties) shall be final, conclusive and binding on the parties.

(ii) Failing such resolution, the Seller Representative or Buyer may refer the unresolved Contested Items to resolution in accordance with Section 2.5(c). The decision of the Dispute Accountants or Alternative Dispute Accountants, as applicable, will be final, conclusive and binding on the parties hereto and will not be subject to collateral attack for any reason.

(c) Dispute Accountants.

(i) If either the Seller Representative or Buyer refers any unresolved Contested Items to the Dispute Accountants in accordance with Section 2.5(b), the Seller Representative and Buyer shall direct the Dispute Accountants to review this Agreement and the Contested Items for the purpose of calculating the Milestone Period EBITDA Calculation. In making such calculations, the Dispute Accountants shall consider only the Contested Items. Buyer and the Seller Representative shall request that the Dispute Accountants deliver to Buyer and the Seller Representative, within thirty (30) days of reference of the matter to the Dispute Accountants, a report setting forth its calculations, which shall be prepared in accordance with the standards set forth in Section 2.5(b). One-half of the cost of such review and report shall be paid by each of Buyer and the Seller Representative.

(ii) In the event the Dispute Accountants refuse the engagement under this Section 2.5(c), Buyer and the Seller Representative shall mutually agree on the Alternative Dispute Accountants to resolve any disputes according to this Section 2.5(c). If within thirty (30) days, Buyer and the Seller Representative fail to mutually agree on the Alternative Dispute Accountants, Buyer and the Seller Representative shall thereafter promptly cause the American Arbitration Association to appoint the Alternative Dispute Accountants, and in making its determination with respect to such appointment, the American Arbitration Association shall take into account, and attempt to avoid appointing an accounting firm with, any significant preexisting relationship with the Company, Buyer or the Seller Representative or their respective Affiliates. The fees and expenses of the Alternative Dispute Accountants shall be apportioned in the same manner as described in Section 2.5(c)(i).

(d) Payment of Milestone Payment.

(i) Within three (3) Business Days after the Milestone Period Income Statement and the Milestone Period EBITDA Calculation have become final, conclusive and binding upon the parties in accordance with the provisions of Sections 2.5(b) or Section 2.5(c) (such date being the “Milestone Payment Date”), if the Milestone Period EBITDA is equal to or greater than Eight Million Dollars ($8,000,000) (the “Milestone Period Threshold”), then Buyer shall pay or cause to be paid to the Seller Representative, on behalf of the unitholders of the Seller (as determined as of immediately prior to the Effective Time), an amount (which shall not be less than zero) equal to fifty percent (50%) of the amount, if any, by which the Milestone Period EBITDA exceeds the Milestone Period Threshold (the “Milestone Payment”).

(ii) Notwithstanding the foregoing, in no event shall the Milestone Payment exceed Twenty-Five Million Dollars ($25,000,000).

(iii) Buyer acknowledges, covenants and agrees that the obligation to pay the Milestone Payment, if any, on the Milestone Payment Date is absolute and unconditional and in no event shall Buyer or any other party be entitled to withhold, set-off and otherwise apply any portion of the Milestone Payment against any other obligation or amount due or claimed due to Buyer, the Company Group or any of their Affiliates. In the event that the Milestone Payment, if any, is not paid on the Milestone Payment Date, interest on the unpaid amount of the Milestone Payment shall accrue on a daily basis and compound annually at the rate of fifteen percent (15%) per annum. Buyer shall reimburse the Seller Representative for all costs reasonably incurred incident to the collection of the Milestone Payment after the Milestone Payment Date.

(e) Buyer Discretion. Seller understands and acknowledges that control of all business decisions regarding the Company and its Subsidiaries (including, without limitation, sales and marketing, capital expenditures, product pricing, product development, product deployment, employee hiring and retention, subcontracting authority, facilities management and acquisitions or disposition of assets (and the timing thereof)) from and after the Closing Date shall be the right of Buyer, and that Buyer may operate its business and the business of its Subsidiaries (including the Company and its Subsidiaries) in the manner it deems appropriate, in each case, subject to Section 2.5(f). Notwithstanding the foregoing, Buyer shall not take any action in bad faith with the intent of depriving Seller of the benefit of the Milestone Payment and/or Seller Liquidity Event Proceeds, if any, provided for herein.

(f) Certain Restrictions. During the Milestone Period:

(i) Buyer shall operate the Company Group with distinct books and records so as to allow the determination of Company EBITDA;

(ii) Buyer shall cause the business of the Company Group to be operated in a manner that complies in all material respects with applicable Law, consistent with the Company Group’s obligations under Contracts and in a manner that is not reasonably likely to materially and adversely affect the Company Group, its operations or its relationships with employees, suppliers or customers;

(iii) Buyer shall not (A) delay or accelerate any shipments of goods, products or materials, (B) accelerate any turn-around or other expenses, (C) increase operating expenses or the sales, general and administrative expenses of the Facility, or (C) reduce production prior to the end of the Milestone Period, in each case for the specific purpose of affecting the Milestone Period EBITDA Calculation or the Milestone Payment;

(iv) Buyer shall not, and shall cause the Company Group not to, enter into, consummate, amend or waive any Related Party Transaction, unless it is made upon fair and reasonable terms no less favorable to the Company Group than would be obtained in a comparable arm’s length transaction with an unaffiliated third party, provided, that the entry into consummation or waiver of an amendment to a Related Party Transaction shall be deemed to satisfy the foregoing if the relevant terms of such transaction have been approved in writing by the Seller Representative; and

(v) Buyer shall cause the Company Group not to, declare, set aside, make or pay any dividend or other distribution with respect to, or redeem or repurchase, any equity interests, or any class of securities convertible into or exchangeable into equity interests, of the Company Group, except (A) for dividends or distributions relating to any Tax liability arising directly from Buyer’s ownership of the Company Group, (B) as required for Buyer or any Company Group member to comply with any credit agreement or loan instrument to which Buyer or any Company Group member is a party, to the extent the proceeds of such financing are used to fund the operations of the Company Group, or (C) any payments made with the prior written consent of the Seller Representative.

(g) Subsequent Company Liquidity Event. In the event that prior to March 31, 2019, a Company Liquidity Event occurs, Buyer shall, at the closing of the Company Liquidity Event, pay or cause to be paid to the Seller Representative, on behalf of the unitholders of the Seller (as determined as of immediately prior to the Effective Time), an amount, equal to fifty percent (50%) of the amount, if any, by which the Liquidity Event Proceeds exceeds the Purchase Price actually paid to-date by Buyer (such amount, if any, the “Seller Liquidity Event Proceeds”). Notwithstanding the foregoing, in no event shall the aggregate of Seller Liquidity Event Proceeds and the Milestone Payment payable by Buyer exceed Twenty-Five Million Dollars ($25,000,000).

(h) Definitions. For purposes of this Section 2.5, the following terms shall have the following meanings:

(i) “Company EBITDA” means the EBITDA of the Company Group for the Milestone Period, as reflected in the Milestone Period Income Statement. The calculation of Company EBITDA shall not give effect to any allocations of overhead or intercompany charges by Buyer or its Affiliates to the Company Group after the Closing, except for any such allocations made in the ordinary course of business.

(ii) “Company Liquidity Event” means Buyer directly or indirectly (A) sells a majority of the membership interest(s) of the Company or a majority of the assets of the Company Group (whether such sale is structured as a sale of equity, a sale of assets, a merger or otherwise) to a third party purchaser that is not an Affiliate of Buyer or (B) consummates a Terminaling Transaction.

(iii) “EBITDA” means, with respect to the Milestone Period, the operating income, plus the depreciation and amortization of the Company Group for the Milestone Period, measured on a consolidated basis and determined in accordance with GAAP consistently applied using the Company Accounting Principles.

(iv) “Family Member” means an individual’s spouse, parents, grandparents, siblings, siblings’ children, in-laws, children, stepchildren, grandchildren or stepgrandchildren (whether natural, adopted or in the process of adoption), or any trust established for the benefit of such persons and the estate of such individual.

(v) “Liquidity Event Proceeds” means the aggregate proceeds and value received (including the assumption of any funded indebtedness) that would be paid or payable to or for the benefit of Buyer and its Affiliates in connection with a Company Liquidity Event, net of reasonable, out-of-pocket transaction fees, costs and expenses incurred by Buyer or its Affiliates in connection with such Company Liquidity Event; provided that (A) the value of any non-cash consideration shall be the fair market value thereof as Buyer and the Seller Representative shall mutually agree and (B) the value of any consideration that is payable following the consummation of the Company Liquidity Event subject to the achievement of milestones, targets, earn-outs or other contingencies shall be the present value of the fair market value thereof as Buyer and the Seller Representative shall mutually agree. If Buyer and the Seller Representative are unable to agree on the fair market value with respect to the consideration in the foregoing (A) and (B), Buyer and Seller shall refer the valuation to a nationally recognized appraisal or valuation firm having no material relationship with the Company Group, Buyer or the Seller Representative or any of their respective Affiliates, upon which Buyer and the Seller Representative shall mutually agree. If within thirty (30) days, Buyer and the Seller Representative fail to mutually agree on an appraisal or valuation firm, Buyer and the Seller Representative shall thereafter promptly cause the American Arbitration Association to appoint an appraisal or valuation firm, and in making its determination with respect to such appointment, the American Arbitration Association shall take into account, and attempt to avoid appointing an appraisal or valuation firm with any significant preexisting relationship with the Company Group, Buyer or the Seller Representative or any of their respective Affiliates. One-half of the cost of the services of the designated appraisal or valuation firm shall be paid by each of Buyer and the Seller Representative.

(vi) “Milestone Period” means the twenty-four (24) months ended March 31, 2018.

(vii) “Milestone Period EBITDA” means the Company EBITDA for the Milestone Period.

(viii) “Related Party Transaction” means any Contract or transaction between the Company Group, on the one hand, and any of the following parties, on the other hand: (A) Buyer and its Affiliates (other than the Company Group), (B) any executive officer or director of Buyer or its Affiliates (including the Company Group), or (C) a Family Member, equity holder, director, principal, manager, employee, consultant, adviser, agent or representative of any of the Persons identified in clauses (A) or (B); provided, that “Related Party Transaction” shall not include any of the Related Party Transactions listed on Exhibit E.

(ix) “Terminaling Transaction” means any sale, disposition, agreement for joint development or similar transaction for development of a terminaling project to be used for the storage of crude, condensate, refine petroleum or related products at a Company Group site.

Section 2.6 Purchase Price Allocation. The sale and purchase of the Interests shall be treated for income Tax purposes as the sale and purchase of the assets of the Company and no party hereto or any Affiliate thereof shall take any position inconsistent with such treatment. Seller and Buyer agree that the Initial Purchase Price will be allocated among the assets of the Company for all income Tax purposes in a manner consistent with Section 1060 of the Code and the Treasury Regulations promulgated thereunder, as set forth on Exhibit B of this Agreement (the “Asset Allocation Statement”). Buyer, Seller and their respective Affiliates agree to file all Tax Returns and information reports (including Internal Revenue Service (“IRS”) Form 8594) in a manner consistent with such Asset Allocation Statement and shall take no position inconsistent therewith, except as otherwise required by applicable Law pursuant to a Final Determination. If, following the Closing, Buyer pays to the Seller Representative, on behalf of the unitholders of the Seller (as determined as of immediately prior to the Effective Time), any of the payments described in Sections 2.4(d), 2.5(d) or 2.5(g), any such amounts shall be treated by Buyer as additional consideration paid for the assets of the Company. Buyer will revise the Asset Allocation Statement to take into account any such amounts paid by Buyer following the Closing in a manner consistent with Section 1060 of the Code and the Treasury Regulations promulgated thereunder, and Buyer agrees to file all federal, foreign, state, local and other Tax Returns and information reports prepared and filed by or for either Buyer or its Affiliates in accordance with the revised Asset Allocation Statement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF SELLER

Seller represents and warrants to Buyer as of the date of this Agreement as follows:

Section 3.1 Organization and Good Standing. Seller is a limited partnership duly organized, validly existing and in good standing under the Laws of Delaware.

Section 3.2 Authority and Power. Seller has all requisite limited partnership power and authority to execute and deliver this Agreement and each Ancillary Agreement to which Seller is a party (the “Seller Documents”), and to consummate the Transactions. The execution and delivery of this Agreement and the Seller Documents by Seller and the consummation by Seller of the Transactions have been duly authorized by the board of directors of the general partner of Seller, and no other limited partnership action on the part of Seller is necessary to authorize the execution, delivery and performance of this Agreement and each of the Seller Documents and the consummation of the Transactions. This Agreement and each of the Seller Documents have been duly and validly executed and delivered by Seller and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Seller Document when so executed and delivered will constitute, the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 3.3 Conflicts; Consents of Third Parties.

(a) None of the execution and delivery by Seller of this Agreement or the Seller Documents, the consummation by Seller of the Transactions, or compliance by Seller with any of the provisions hereof or thereof will (i) violate, conflict with or result in the breach of any organizational documents of Seller, (ii) conflict with or violate any Law or Order applicable to Seller or by which any of the properties or assets of Seller are bound or (iii) conflict with, violate, result in the breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to rise to any right of termination, cancellation or acceleration under, or result in the creation of any Encumbrance upon the Interests under, any of the terms, conditions or provisions of any Contract to which Seller is a party or by which Seller or any of its properties or assets may be bound; except for, in the case of clauses (ii) and (iii) for such conflicts, violations, breaches, defaults, rights of termination, cancellation or acceleration or creation of Encumbrances which would not, individually or in the aggregate, materially adversely affect the ability of Seller to consummate the Transactions.

(b) No consent, order, approval, authorization or other action of, or any filing with or notice to, any Person or Governmental Authority is required on the part of Seller in connection with the execution and delivery by Seller of this Agreement or the Seller Documents, the compliance by Seller with any of the provisions hereof or thereof, or the consummation by Seller of the Transactions except for such consents, orders, approvals, authorizations, filings or notices as either set forth on Section 3.3(b) of the Company Disclosure Schedules or the failure of which to be obtained or made would not materially adversely affect the ability of Seller to consummate the Transactions.

Section 3.4 Interests. Seller is the record and beneficial owner of the Interests, free and clear of all Encumbrances (other than Encumbrances arising under federal and state securities Laws). At the Closing, Seller shall transfer to Buyer good and marketable title to the Interests, and, assuming Buyer has the requisite power and authority to be the lawful owner of the Interests, Buyer shall own the Interests free and clear of all Encumbrances (other than any Encumbrances created by Buyer). Seller is not a party to any voting trust or other Contract with respect to the voting, redemption, sale, transfer or other disposition of the Interests.

Section 3.5 Litigation. There are no Actions pending or, to Seller’s knowledge, threatened against Seller that would reasonably be expected to prohibit or restrain the ability of Seller to enter into this Agreement or consummate the Transactions. Seller is not subject to any Order except to the extent the same would not reasonably be expected to prohibit or restrain the ability of Seller to enter into this Agreement or consummate the Transactions.

Section 3.6 Financial Advisor. Except as set forth on Section 3.6 of the Company Disclosure Schedules, no Person that has acted, directly or indirectly, as a broker, finder or financial advisor for Seller in connection with the Transactions is entitled to any fee or commission or like payment from the Company or any of its Subsidiaries in respect thereof.

Section 3.7 Taxes.

(a) Seller has (i) timely filed, or caused to be timely filed, taking into account any extensions, all material Tax Returns that were required to be filed by or with respect to the Company and each of its Subsidiaries and (ii) timely paid, or caused to be timely paid, all material amounts of Taxes pertaining or with respect to the Company and each of its Subsidiaries (whether or not shown thereon as due and owing) to the proper Governmental Authority. All Tax Returns of Seller as such Tax Returns pertain to the Company and each of its Subsidiaries are true, correct and complete in all material respects.

(b) There are no material written claims by any Governmental Authority in a jurisdiction where Seller does not file Tax Returns that relate to the Company or any of its Subsidiaries that Seller may be subject to taxation by that jurisdiction, as a result of the Company or any such Subsidiary.

(c) Except as set forth on Section 3.7(c) of the Company Disclosure Schedules, there are (i) no material asserted or proposed deficiencies or assessments of Taxes from any Governmental Authority with respect to Seller as it relates to the Company or any of its Subsidiaries, (ii) no ongoing Actions concerning any material Tax liability of Seller as it relates or pertains to the Company or any of its Subsidiaries and no such Action is threatened in writing, (iii) no requests, agreements, or consents to waive or extend the statutory period of limitations applicable to the assessment of Taxes that have been granted by Seller as it relates to the Company and/or its Subsidiaries and (iv) no events or developments, other than the accrual of interest, that would cause an increase in the 2008 Sales and Use Tax Liability Amount.

(d) There are no material Tax liens on the Interests, other than Permitted Encumbrances.

(e) Except as set forth on Section 3.7(e) of the Company Disclosure Schedules, Seller, as it pertains to the Company and its Subsidiaries (i) is not a party to any agreement or arrangement providing for the allocation, indemnification or sharing of Taxes, (ii) has not been a member of an affiliated group filing a consolidated U.S. federal income Tax Return, (iii) has no liability for the Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any other comparable provision of state, local or non-U.S. Tax Law) as transferee or successor, by Contract or otherwise, and (iv) has not granted a power of attorney that is currently in force with respect to any Tax matter pertaining to the Company and any of its Subsidiaries that would, in any manner, bind, obligate or restrict Buyer.

(f) Seller is not a “foreign person” as defined in Section 1445 of the Code.

(g) Notwithstanding the foregoing, for purposes of this Section 3.7, any reference to Seller shall be deemed to include any Person that merged with or was liquidated into Seller prior to the Closing Date.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF THE COMPANY

Except as set forth on the Company Disclosure Schedules, the Company represents and warrants to Buyer as of the date of this Agreement as follows:

Section 4.1 Organization and Qualification.

(a) Each of the Company and its Subsidiaries (i) is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization; (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted; and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except, in the case of clause (iii), where the failure to be so qualified or licensed or in good standing, would not be reasonably likely to have a Company Material Adverse Effect.

(b) The Company previously delivered to Buyer true and correct copies of the Company LLC Agreement, the Company Certificate of Formation, and the certificate of formation and limited liability company agreement or other organizational documents of each of its Subsidiaries, in each case as amended to the date of this Agreement, and each as so delivered is in full force and effect.

Section 4.2 Authority and Power. The Company has all requisite limited liability company power and authority to execute and deliver this Agreement and each Ancillary Agreement to which the Company is a party (the “Company Documents”), and to consummate the Transactions. The execution and delivery of this Agreement and the Company Documents by the Company and the consummation by the Company of the Transactions have been duly authorized by the sole member of the Company, and no other limited liability company action on the part of the Company is necessary to authorize the execution, delivery and performance of this Agreement and each of the Company Documents and the consummation of the Transactions. This Agreement has been, and each of the Company Documents will be at or prior to the Closing, duly and validly executed and delivered by the Company and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Company Document when so executed and delivered will constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 4.3 No Conflict; Required Filings and Consents.

(a) None of the execution and delivery by the Company of this Agreement or the Company Documents, the consummation by the Company of the Transactions, or compliance by the Company with any of the provisions hereof or thereof will (i) violate, conflict with or result in the breach of the Company LLC Agreement, the Company Certificate of Formation or the organizational documents of any of the Company’s Subsidiaries, (ii) conflict with or violate any Law or Order applicable to the Company or any of its Subsidiaries or by which any of their properties or assets are bound or (iii) conflict with, violate, result in the breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to rise to any right of termination, cancellation or acceleration under, or result in the creation of any Encumbrance upon the Interests under, any of the terms, conditions or provisions of any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their properties or assets may be bound; except for, in the case of clauses (ii) and (iii) for such conflicts, violations, breaches, defaults, rights of termination, cancellation or acceleration or creation of Encumbrances which would not, individually or in the aggregate, materially adversely affect the ability of the Company to consummate the Transactions or be reasonably likely to have a Company Material Adverse Effect.

(b) No consent, order, approval, authorization or other action of, or any filing with or notice to, any Person or Governmental Authority is required on the part of the Company or any of its Subsidiaries in connection with the execution and delivery by the Company of this Agreement or the Company Documents, the compliance by the Company with any of the provisions hereof or thereof, or the consummation by the Company of the Transactions except for such consents, orders, approvals, authorizations, filings or notices set forth on Section 4.3(b) of the Company Disclosure Schedules.

Section 4.4 Capitalization. Section 4.4 of the Company Disclosure Schedules sets forth a list of the authorized and issued and outstanding equity interests of the Company and each of its Subsidiaries and the record and beneficial owners thereof. Except for the Interests, neither the Company nor any of its Subsidiaries has issued or agreed to issue any: (i) units, interests, shares of capital stock or other equity or ownership interest; (ii) option, warrant or interest convertible into or exchangeable or exercisable for the purchase of Interests or other compensatory equity or equity-linked interests with respect to the membership interests of the Company or any of its Subsidiaries; (iii) interest in the ownership or earnings of the Company or any of its Subsidiaries; or (iv) bond, debenture or other indebtedness having the right to vote or convertible or exchangeable for securities having the right to vote. Each outstanding unit, interest, share of capital stock or other equity or ownership interest of the Company and each of its Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and in the case of its Subsidiaries, each such unit, interest, share or other equity or ownership interest is owned by the Company or its Subsidiaries, free and clear of any Encumbrance, other than transfer restrictions imposed under applicable Laws and Permitted Encumbrances. Except for rights granted to Buyer under this Agreement, there are no outstanding obligations of the Company or any of its Subsidiaries to issue, sell or transfer or repurchase, redeem or otherwise acquire, or that relate to the holding, voting or disposition of or that restrict the transfer of, the issued or unissued capital stock or other equity or ownership interests of the Company or any of its Subsidiaries. No Interests, units, capital stock or other equity or ownership interests of the Company or any of its Subsidiaries have been issued in violation of any rights, agreements, arrangements or commitments under any provision of applicable Law, the Company LLC Agreement, the Company Certificate of Formation, the organizational documents of any Subsidiaries of the Company or any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound.

Section 4.5 Equity Interests. Other than the ownership interests of the Company in its Subsidiaries set forth on Section 4.5 of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries directly or indirectly owns any equity, partnership, membership or similar interest in any Person.

Section 4.6 Financial Statements.

(a) True and complete copies of the unaudited consolidated balance sheet of the Company and its Subsidiaries as of each of February 29, 2016, December 31, 2015, December 31, 2014 and December 31, 2013, and the related unaudited consolidated statements of operations and cash flows for the periods then ended (collectively referred to as the “Financial Statements”), are attached as Section 4.6 of the Company Disclosure Schedules. The unaudited consolidated balance sheet of the Company and its Subsidiaries as of February 29, 2016 (the “Latest Balance Sheet Date”) is referred to herein as the “Latest Balance Sheet” and such balance sheet, together with the related unaudited consolidated statements of operations and cash flows for the period ended February 29, 2016, are referred to herein as the “Latest Financial Statements”. Each of the Financial Statements (a) has been prepared based upon the information concerning the Company and its Subsidiaries contained in the Company’s and its Subsidiaries’

books and records and in accordance with GAAP applied on a consistent basis throughout the periods indicated and (b) fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein and subject to the absence of footnote disclosure.

(b) All of the Inventory of the Company and its Subsidiaries is usable and salable in the ordinary course of business consistent with past practice, except for obsolete items and items of below-standard quality which have been written down to estimated net realizable value in the Financial Statements. All accounts receivable of the Company and its Subsidiaries that are reflected in the Latest Financial Statements represent current, valid obligations arising from sales actually made or services actually provided and, to the Company’s Knowledge, are collectible in the ordinary course of business, net of any reserves for such accounts receivable shown on the Latest Balance Sheet.

(c) Except as set forth on Section 4.6(c) of the Company Disclosure Schedules, the Company and its Subsidiaries do not have any liability or obligation of any kind, whether absolute, accrued, asserted or unasserted, contingent or otherwise, required by GAAP to be set forth in a financial statement or in the notes thereto, except for liabilities, obligations or contingencies that (i) have been incurred since the Latest Balance Sheet Date in the ordinary course of business consistent with past practice, (ii) have been incurred in connection with the Transactions, (iii) that are accrued or reserved against in the unaudited consolidated balance sheet of the Company and its Subsidiaries as of the Latest Balance Sheet Date or (iv) are not material to the Company and its Subsidiaries taken as a whole.

Section 4.7 Indebtedness. There is no Indebtedness of the Company or any Subsidiary of the Company.

Section 4.8 Absence of Certain Changes or Events.

(a) Except as reflected on the Latest Financial Statements or in connection with the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the Transactions, since the Latest Balance Sheet Date to the date hereof (i) the Company and its Subsidiaries have conducted their business in all material respects in the ordinary course of business consistent with past practice; and (ii) there has not occurred any event, change, development, condition, occurrence or effect that. has had or would reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Without limiting the generality of the foregoing, except as reflected on the Latest Financial Statements or in connection with the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the Transactions, since the Latest Balance Sheet Date to the date hereof, neither the Company nor any of its Subsidiaries has:

(i) declared, set aside, made or paid any dividend or other distribution (whether in cash or in kind) on or with respect to any of its membership interests or other equity securities;

(ii) reclassified, combined, split, subdivided or redeemed, or purchased or otherwise acquired, directly or indirectly, any of its membership interests or other equity securities;

(iii) made any payments to Seller or any Affiliate of Seller (other than the Company and any Subsidiary of the Company);

(iv) transferred, issued, sold or disposed of any of its membership interests or other equity securities or granted options, warrants, calls or other rights to purchase or otherwise acquire any of its membership interests or other equity securities;

(v) amended or otherwise changed, or authorized or proposed to amend or otherwise change, its certificate of formation or limited liability company agreement or equivalent organizational documents;

(vi) incurred any Indebtedness or made any loans or advances, except in the ordinary course of business consistent with past practice;

(vii) made any commitment for any capital expenditure;

(viii) issued, sold, pledged, disposed of or otherwise subjected to any Encumbrance (other than Permitted Encumbrances) (A) any of its membership interests or other equity securities, or any options, warrants, calls or other rights to acquire any such membership interests or other equity securities or (B) any material properties or assets of the Company or any of its Subsidiaries, other than sales or transfers of inventory in the ordinary course of business consistent with past practice;

(ix) directly or indirectly acquired or agreed to acquire (A) by merging or consolidating with, purchasing a substantial equity interest in or a substantial portion of the assets of, making an investment in or loan or capital contribution to or in any other manner, any corporation, partnership, association or other business organization or division thereof or (B) any assets that are otherwise material to the Company and its Subsidiaries, other than inventory acquired and capital expenditures made in the ordinary course of business consistent with past practice;

(x) made any material deviation from any historical accounting principle, procedure or practice followed by the Company or any of its Subsidiaries or in the method of applying any such principle, procedure or practice;

(xi) (i) hired or terminated any employee or manager, other than any non-officer employee hired or terminated in the ordinary course of business consistent with past practice, (ii) materially increased, established or committed to materially increase or establish, whether orally or in writing, any form of compensation or benefits payable or to become payable by the Company or any of its Subsidiaries to its consultants, managers or employees, including without limitation pursuant to any Company Plan, other than any increase, establishment or commitment affecting non-officer employees that was implemented in the ordinary course of business consistent with past practice, (iii) adopted, entered into, established, materially amended or modified in any material respect, or terminated any Company Plan, or (iv) accelerated the vesting or payment of any compensation or benefits under any Company Plan (other than as required under any Company Plan pursuant to the terms of such Company Plan in existence as of the date hereof or other than in the ordinary course of business consistent with past practice);

(xii) instituted, settled or agreed to settle any Action;

(xiii) adopted a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries; or

(xiv) authorized any of, or committed, resolved or agreed to take any of, the foregoing actions.

Section 4.9 Compliance with Law; Permits.

(a) Since December 31, 2012 each of the Company and its Subsidiaries is and has been in compliance in all material respects with all Laws applicable to it. Since December 31, 2012, none of the Company or any of its Subsidiaries has received any written notice from any Governmental Authority of any failure by the Company or any of its Subsidiaries to be in compliance in any material respect with any Law applicable to it.

(b) Section 4.9(b) of the Company Disclosure Schedules sets forth a true and correct list of each of the material Permits held by the Company or any of its Subsidiaries or issued by any Governmental Authority or other Person to Seller or its Subsidiaries with respect to the assets or the business of the Company and its Subsidiaries as of the date of this Agreement and the expiration date of each such Permit. Such Permits constitute all of the material Permits required for the Company and its Subsidiaries to own, lease and operate their properties and to carry on their business in all material respects as currently conducted. Each such Permit is in full force and effect, and each of the Company and its Subsidiaries is in compliance in all material respects with all such Permits. No suspension, cancellation, modification, revocation or nonrenewal of any such Permit is pending or, to the Knowledge of the Company, threatened. The Company has no Knowledge of any reason why any Permit would not be renewed in the ordinary course of business. All required filings with respect to such Permits have been timely made and all required applications for renewal thereof have been timely filed. No such Permits will terminate as a result of the consummation of the Transactions.

Section 4.10 Litigation. Except as set forth on Section 4.10 of the Company Disclosure Schedules, there are no Actions pending or, to the Knowledge of the Company, threatened against or involving the Company or any of its Subsidiaries or Owned Real Property, whether at law or in equity, whether civil or criminal in nature, by or before any arbitrator, Governmental Authority or other Person, nor, to the Knowledge of the Company, are there any investigations relating to the Company or any of its Subsidiaries or Owned Real Property pending or threatened by or before any arbitrator, any Governmental Authority or other Person. Section 4.10 of the Company Disclosure Schedules sets forth each Order to which the Company or any of its Subsidiaries is subject, and each of the Company and its Subsidiaries in in compliance in all material respects with each such Order.

Section 4.11 Employee Benefit Plans.

(a) Section 4.11(a) of the Company Disclosure Schedules sets forth a true and complete list of each Employee Benefit Plan (i) currently sponsored in whole or in part, maintained or contributed to by the Company or any of its Subsidiaries, (ii) currently sponsored in whole or in part, maintained or contributed to by Seller and which covers any Employee or beneficiary of an Employee, or (iii) under which the Company or Seller has any obligation or liability (contingent or otherwise) for the benefit of any Employee or beneficiary of an Employee (each, a “Company Plan”).

(b) With respect to each Company Plan, Seller has provided to Buyer a true and complete copy, as applicable, of (i) each such Company Plan (or a summary thereof if no plan document exists) including all plan amendments, (ii) a true and complete copy of each trust or other funding arrangement, including insurance contracts, (iii) the most recent summary plan description and any material modifications thereto, (iv) the most recently filed annual report filed on IRS Form 5500, (v) the most recently received IRS determination or opinion letter for each such Company Plan, and (vi) copies of any filings within the past three years (A) with the IRS or for the Company’s internal records under Revenue Procedure 2013-12 or its predecessor revenue procedures (EPCRS Program) and (B) with the Department of Labor or for the Company’s internal records under its Voluntary Fiduciary Compliance Program (or predecessor program).

(c) Each Company Plan has been operated in all respects in accordance with its terms and in all material respects in compliance with the applicable provisions of all applicable Laws, including ERISA and the Code. There are no Actions pending or, to the Knowledge of the Company, threatened with respect to any Company Plan, other than claims for benefits in the ordinary course.

(d) Each Company Plan that is intended to be qualified under Section 401(a) of the Code has received a timely, current and favorable determination letter from the IRS or is entitled to rely on a current, favorable opinion or advisory letter issued by the IRS and, to the Knowledge of the Company, no fact or event has occurred that would reasonably be expected to adversely affect the qualified status of any such Company Plan.

(e) Except as set forth on Section 4.11(e) in the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries or ERISA Affiliates contributes to, has any obligation to contribute to, or has, during the past six (6) years, contributed to or has, during the past six (6) years, had any obligation to contribute to, any single employer pension plan (within the meaning of Section 3(35) of ERISA, Section 414(j) of the Code, Section 4063 of ERISA or Section 4064 of ERISA) or multiemployer plan (within the meaning of Section 3(37) of ERISA), in either case, that is subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code. Neither the Company nor any of its Subsidiaries or ERISA Affiliates has, during the past six (6) years, sponsored, maintained, contributed to, or been obligated to contribute to a “multiple employer plan” (meaning a plan sponsored by more than one employer within the meaning of Section 413(c) of the Code) or a “multiple employee welfare arrangement” (as defined in Section 3(40) of ERISA). The Company and its Subsidiaries have not incurred and no circumstances exist under which the Company and its Subsidiaries could reasonably be expected to incur any liability under Title IV of ERISA or Section 412 of the Code.

(f) All contributions, premiums or payments required to be made by the Company or any of its Subsidiaries (or Seller, to the extent such contributions, premiums or payments related to an Employee or beneficiary of an Employee) with respect to any Company Plan have been made on or before their due dates or have been properly accrued as liabilities of the Company and properly reflected in financial statements in accordance with the terms of the Company Plan, or any collective bargaining agreement and applicable Law. All payments that are required to be made by an ERISA Affiliate of the Company with respect to any defined benefit pension plan subject to Section 412 of the Code have been timely made.

(g) The consummation of the Transactions (alone or in connection with any other event) will not (i) entitle any current or former employee, manager or individual independent contractor of the Company or any of its Subsidiaries to any benefit under any Company Plan or (ii) accelerate the time of payment or vesting or increase the amount of any compensation or other benefit due to any current or former employee, manager or individual independent contractor of the Company or any of its Subsidiaries under any Company Plan.

(h) No amount that could be received in connection with the consummation of the Transactions by any employee, officer, director or other service provider of the Company or any of its Subsidiaries who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) could reasonably be expected to be an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(i) Neither the Company nor any of its Subsidiaries have any liability or obligation to provide any welfare benefits, including, but not limited to, death or medical benefits with respect to any current or former Employee beyond his or her retirement or other termination of service other than unsubsidized coverage mandated by Part 6 of Title I of ERISA or Code Section 4980B or similar state law.

(j) Each Company Plan that is sponsored in whole or in part or maintained by the Company or any of its Subsidiaries can be terminated following the Closing in accordance with its terms and neither the Company nor its Subsidiaries nor any such Company Plan will be subject to any surrender fees or service fees upon termination except for any reasonable administrative fees associated with the termination of such plan or severance payments or benefits that may become payable in accordance with the terms of such plans. The Company reserves the right to amend or terminate all Company Plans that are sponsored in whole or in part or maintained by the Company or any of its Subsidiaries in accordance with their respective terms, including any such Company Plan that is an “employee welfare benefit plan” as defined in Section 3(1) of ERISA.

Section 4.12 Labor and Employment Matters.

(a) Except as set forth on Section 4.12(a) of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or similar Contract with a labor organization with respect to any Employees. Section 4.12(a)

of the Company Disclosure Schedules contains an accurate list of each collective bargaining agreement or similar Contract, as well as any side agreements with the applicable union or labor organization, with a labor organization to which the Company or any of its Subsidiaries is a party, including the names of the labor organizations that are parties to those agreements. To the Knowledge of the Company, no strike, picketing, slowdown, arbitration, claim of unfair labor practices, work stoppage or lockout is pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries with respect to any Employee. Neither the Company nor any of its Subsidiaries has committed any material unfair labor practice since December 31, 2012.

(b) Section 4.12(b) of the Company Disclosure Schedules sets forth an accurate list (as of the date set forth therein) of the names, positions and current hourly wage or annual salary, as applicable, and target incentive compensation of the Employees. Except as set forth on Section 4.12(b) of the Company Disclosure Schedules, and except for Transaction Severance Policy (Policy No. HR BEN-014) or pursuant to the Company Plans set forth on Section 4.11(a) of the Company Disclosure Schedules, no such Employees are covered by contracts restricting the Company’s or any of its Subsidiaries’ right to terminate their employment at will or requiring payment of severance pay upon termination of employment. Section 4.12(b) of the Company Disclosure Schedules also sets forth an accurate list (as of the date set forth therein) of the names and current rate of compensation of individual independent contractors engaged to personally provide services to the Company or any of its Subsidiaries in the ordinary course of business. The Company and each of its Subsidiaries have properly classified the individuals listed on Section 4.12(b) of the Company Disclosure Schedules as independent contractors or employees, as the case may be, including for purposes of the Company Plans. Each Employee classified as “exempt” from overtime and/or minimum wage requirements of the Fair Labor Standards Act (“FLSA”) or any state or local wage Law is properly and correctly so classified in compliance with the FLSA and all other applicable Laws. Except as set forth on Section 4.12(b) of the Company Disclosure Schedules, the employment of each Employee and the engagement of each independent contractor of the Company or any of its Subsidiaries is terminable at will by the Company or such Subsidiary without any penalty, liability, or severance obligation incurred by the Company or such Subsidiary. To the Knowledge of the Company, no Employee or individual consultant with whom the Company or any of its Subsidiaries has contracted is in violation in any material respect of any confidential or proprietary information, intellectual property, or other restrictive covenant including in any employment contract, proprietary information agreement or any other agreement with the Company or its Subsidiaries. Neither the Company nor any of its Subsidiaries has received any written notice alleging that any such violation has occurred within the past five (5) years. To the Knowledge of the Company, no executive officer or management employee of the Company or any of its Subsidiaries intends to terminate his or her employment with the Company, nor does the Company or any of its Subsidiaries have a present intention to terminate the employment of any executive officer or management employee of the Company or its Subsidiaries.

(c) Except as set forth on Section 4.12(c) of the Company Disclosure Schedules, there is no material equal employment opportunity or material discrimination complaint or material charge, human rights or civil rights complaint or charge, wage and hour complaint or charge, or other material employment-related complaint, charge, compliance review or Action against or involving the Company or any of its Subsidiaries pending before any court or other Governmental Authority, or, to the Knowledge of the Company, threatened. The Company and its Subsidiaries are in compliance in all material respects with all applicable Laws respecting employment and employment practices, including all such applicable Laws relating to discrimination, wrongful discharge, wages, overtime classification, hours, occupational safety and health, immigration, employee privacy, classification of employees, consultants and independent contractors. Without limiting the foregoing, the Company and each of its Subsidiaries is in full compliance in all material respects with the terms and provisions of applicable federal and state immigration and employment eligibility verification Laws, including the Immigration and Nationality Act and the Immigration Reform and Control Act of 1986, and all related regulations promulgated thereunder. (collectively, the “Immigration Laws”). To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has, within the past five (5) years, been the subject of any inspection or investigation relating to its compliance with or violation of the Immigration Laws or required to pay any material fine or penalty by reason of any failure to comply with the Immigration Laws. To the Knowledge of the Company, within the past five (5) years, no Office of Federal Contract Compliance Programs compliance review or investigation, Wage and Hour Division compliance review or investigation, Occupational Safety and Health Administration compliance review or investigation or other United States Department of Labor or state department of labor compliance review or investigation has been made of the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has received any notice of any such future compliance review or investigation. Without limiting the foregoing, except as set forth on Section 4.12(c) of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries has, within the past five (5) years, been required to pay any material fine or penalty by reason of any failure to comply with the FLSA or any state wage and hour or wage payment Law or with the Occupational Safety and Health Act (“OSHA”) or any state occupational safety and health Law.

(d) In the year preceding the date of this Agreement, (i) neither the Company nor any of its Subsidiaries has incurred any liability, notification obligations, payment obligations or other obligations under the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or the regulations promulgated thereunder, or any similar state or local Law, in any case, that remains unsatisfied, and (ii) neither the Company nor any of its Subsidiaries has effectuated a “plant closing” or a “mass layoff” (each as defined in the WARN Act) affecting any site of employment or facility of the Company and its Subsidiaries. Except as set forth in Section 4.12(d) of the Company Disclosure Schedules, no employee of the Company or any of its Subsidiaries has suffered an “employment loss” (as defined in the WARN Act) in the ninety (90) days immediately prior to the Closing Date.

(e) Neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, conciliation agreement with, notice of violation from, warning from, or citation by, any Governmental Authority relating to employees, labor or employment Laws, or employment practices. Since December 31, 2012 none of the Company or any of its Subsidiaries has been the subject of any investigation, audit or compliance review by any Governmental Authority responsible for enforcement of labor or employment Laws or related government contracting Laws. Since December 31, 2012, none of the Company or any of its Subsidiaries has received any notice of intent by any Governmental Authority responsible for the enforcement of labor or employment Laws to conduct an investigation, audit or compliance review relating to the Company or any of its Subsidiaries and, to the Knowledge of the Company, no such investigation, audit or compliance review is in progress.

Section 4.13 Title; Sufficiency of Assets.

(a) Except as set forth on Section 4.13(a) of the Company Disclosure Schedules, the Company or one of its Subsidiaries owns and has good title to, or holds pursuant to valid and enforceable leases in respect of, all machinery, equipment and other tangible property reflected on the Latest Balance Sheet as owned by the Company or one of its Subsidiaries, free and clear of all Encumbrances other than Permitted Encumbrances, except for such property sold or disposed of subsequent to the date thereof in the ordinary course of business. The machinery, equipment and other tangible property owned or leased by the Company and its Subsidiaries is in all material respects (i) in good working order and condition, ordinary wear and tear excepted and (ii) usable in the ordinary course of business consistent with past practice of the Company and its Subsidiaries.

(b) Immediately after the Closing, the assets and properties owned, leased or licensed by the Company and its Subsidiaries, after taking into account the services to be provided under the Services Agreements, will constitute all material assets and properties necessary, and all of such assets and properties are sufficient, to operate the business of the Company and its Subsidiaries as conducted immediately prior to the Closing.

(c) Except as set forth on Section 4.13(c) of the Company Disclosure Schedules and assets and properties made available under the Services Agreements, all assets and properties used by the Company and its Subsidiaries in their business are owned, leased or licensed by the Company or one of its Subsidiaries, and none of the Affiliates of Seller (other than the Company or any of its Subsidiaries) own, lease or license any assets or properties used in the business of the Company and its Subsidiaries.

Section 4.14 Real Property.

(a) Section 4.14(a) of the Company Disclosure Schedules sets forth a true and complete list in all material respects of all Owned Real Property as of the date of this Agreement. Except as set forth on Section 4.14(a) of the Company Disclosure Schedules, none of the Company or any of its Subsidiaries has owned any other real property or held any interest therein since December 31, 2012.

(b) The Company or one of its Subsidiaries has good and insurable title in fee simple to all Owned Real Property, free and clear of all Encumbrances except Permitted Encumbrances.

(c) There is no Leased Real Property as of the date of this Agreement.

(d) No parcel of the Owned Real Property, or any portion thereof, is subject to any Order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor, to the Knowledge of the Company, has any such condemnation, expropriation or taking been proposed.

(e) To the Knowledge of the Company, the use, occupancy, and operation of the Owned Real Property by the Company and its Subsidiaries comply in all material respects with applicable Law. Nether the Company nor any of its Subsidiaries has received any written notice to the contrary from any Governmental Authority.

(f) To the Knowledge of the Company, the Owned Real Property complies in all material respects with all restrictions and requirements contained in the Permitted Encumbrances. There are no contractual or legal restrictions that preclude or restrict the ability to use any Owned Real Property by the Company or any of its Subsidiaries for the current use of such Owned Real Property. There are no material adverse physical conditions and, to the Knowledge of the Company, there are no material latent defects affecting any Owned Real Property.

(g) Except as set forth on Section 4.14(g) of the Company Disclosure Schedules, since December 31, 2012, none of the Company or any of its Subsidiaries has subleased, licensed or otherwise granted to any other Person the right to use or occupy the Owned Real Property or any portion thereof. Except as set forth on Section 4.14(g) of the Company Disclosure Schedules, to the Knowledge of the Company, no Person other than the Company or one of its Subsidiaries has asserted any rights in, or to acquire, the Owned Real Property or any part thereof.

Section 4.15 Taxes.

(a) The Company is properly treated as an entity disregarded as separate from its owner for U.S. federal income tax purposes in accordance with Treasury Regulation Section 301.7701-3(b).

(b) There are no material written claims by any Governmental Authority in a jurisdiction where the Company and/or its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries may be subject to taxation by that jurisdiction.

(c) Except as set forth on Section 4.15(c) of the Company Disclosure Schedules, there are (i) no material asserted or proposed deficiencies or assessments of Taxes from any Governmental Authority with respect to the Company or any of its Subsidiaries, (ii) no ongoing Actions concerning any material Tax liability of the Company or any of its Subsidiaries and no such Action is threatened in writing and (iii) no requests, agreements, or consents to waive or extend the statutory period of limitations applicable to the assessment of Taxes that have been granted by the Company and/or any of its Subsidiaries.

(d) There are no material Tax liens on the assets of the Company or any of its Subsidiaries other than Permitted Encumbrances.

(e) Neither the Company nor any of its Subsidiaries (i) is a party to any agreement or arrangement providing for the allocation, indemnification or sharing of Taxes, (ii) has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return, or (iii) has any liability for the Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any other comparable provision of state, local or non-U.S. Tax Law) as transferee or successor, by Contract or otherwise.

Section 4.16 Environmental Matters.

(a) (i) The Company and each of its Subsidiaries, and their respective businesses, including the methods and means employed in the operation thereof are, and at all times since October 31, 2012 have been, in compliance in all material respects with, and have no material Liability under any and all applicable Environmental Laws; (ii) the Inventory that is, and has been, distributed, sold, stored, transferred or used by the Company or any of its Subsidiaries, since October 31, 2012, is in compliance in all material respects with Environmental Laws; (iii) the Company and each of its Subsidiaries, and their respective businesses, are in current compliance in all material respects with all of the applicable Permits issued to the Company or any of its Subsidiaries; (iv) to the Company’s Knowledge, all instances of past material noncompliance by the Company or any of its Subsidiaries or concerning their respective businesses since October 31, 2012, have been cured, settled, and resolved in all material respects; and (v) the Company and each of its Subsidiaries, and their respective businesses, have, since October 31, 2012, been in compliance in all material respects with all of the applicable Permits issued to the Company and its Subsidiaries.

(b) All material Permits required under Environmental Laws to have been obtained as of the date of this Agreement by or on behalf of the Company or any of its Subsidiaries or, to the Knowledge of the Company, by or on behalf of any other Person, for the ownership and operation of the respective businesses of the Company and its Subsidiaries and the Facilities have been obtained, and remain in full force and effect, and there are no pending judiciary or regulatory proceedings by any Governmental Authority that would reasonably be expected to result in the termination, revocation, nonrenewal or adverse modification of any such Permit.

(c) Neither the Company nor any of its Subsidiaries has, since October 31, 2012, received (i) any written request from a Governmental Authority or other third-party for information, or been notified in writing that it is a potentially responsible party under CERCLA, or (ii) any written notice from a Governmental Authority or any other third-party of any violation or alleged violation of, or liability or obligation under, any Environmental Laws.

(d) There are no pending, nor to the Company’s Knowledge, threatened Actions, Orders or Environmental Claims to which the Company or any of its Subsidiaries is a party or otherwise related to their respective businesses, or for which the Company or any of its Subsidiaries has or is reasonably likely to have retained or assumed Liability either contractually or by operation of Law, which address (i) compliance of, with, or liability pursuant to any Environmental Laws or (ii) any Handling of Substances.

(e) No Facility is listed or proposed for listing on the “National Priorities List” under CERCLA, or on the Comprehensive Environmental Response Compensation and Liability Information System maintained by the United States Environmental Protection Agency, or any similar state list of sites requiring investigation or cleanup.

(f) None of the Company or any of its Subsidiaries has caused, since October 31, 2012, the Release of any Substance on or under any Facility in an amount and of a nature which has resulted in a material violation of Environmental Laws, material Liability or a material Environmental Claim with respect to the Company or any of its Subsidiaries or their respective business.

(g) None of the Company or any of its Subsidiaries has engaged, since October 31, 2012, in the Handling of any Substances, or caused the Release of any Substances in reportable quantities from, on or under any Facility or related to their respective businesses except: (i) in material compliance with applicable Environmental Laws; and (ii) in a manner that has not resulted in and is not reasonably likely to result in a material Environmental Claim or require remediation under any Environmental Laws.

(h) None of the Company or any of its Subsidiaries is, and, with respect to the respective businesses of the Company and its Subsidiaries, neither the Company nor any of its Affiliates are, party to any Contract pursuant to which it is obligated to indemnify any other Person with respect to, or be responsible for any Environmental Claim or violations, obligations or liabilities pursuant to, or in violation of, Environmental Laws.

(i) There are not now any known underground storage tanks, landfills, waste disposal areas, wastewater surface impoundments or lagoons, asbestos or polychlorinated biphenyls on any Facilities.

(j) The Company and its Subsidiaries have made available to Buyer true and correct copies of all final environmental assessment reports, and in each case where no final report exists, the latest draft report, in the possession or control of the Company, any of its Subsidiaries or Seller relating to any Facility, the respective businesses of the Company and its Subsidiaries, any material Liability for the Company or any of its Subsidiaries pursuant to Environmental Law.

(k) Under the Asset Purchase Agreement between Mobil Oil Corporation and Agrifos Fertilizer L.P., dated September 10, 1998 (the “1998 APA”), there has not occurred, after October 31, 2012, any material breach, material default or event which, with notice or lapse of time, or both, would constitute a material default on the part of the Company or any of its Subsidiaries, or to the Company’s Knowledge, ExxonMobil. To the Company’s Knowledge, the 1998 APA is in full force and effect, constitutes the legal and binding obligation of the Company and its Subsidiaries and ExxonMobil, and has not been modified or amended in any material respect. The execution of this Agreement and the consummation of Transactions will not give rise to any consent requirement under the 1998 APA.

Section 4.17 Material Contracts.

(a) Section 4.17(a) of the Company Disclosure Schedules sets forth a list of all Contracts described in clauses (i) through (viii) below (“Material Contracts”) to which, as of the date of this Agreement, the Company or any of its Subsidiaries is a party. True and complete copies of the Material Contracts listed on Section 4.17(a) of the Company Disclosure Schedules, together with all amendments, modifications or supplements thereto, have been delivered to or made available to Buyer or its Representatives:

(i) each Contract (other than (x) purchase orders with suppliers or customers entered into in the ordinary course of business and (y) Contracts of the type (without giving effect to dollar thresholds) described in other clauses of this Section 4.17(a)) that the Company reasonably anticipates will involve annual payments or consideration furnished by or to the Company or any of its Subsidiaries of more than $100,000 which are not cancelable (without penalty, cost or other liability) within ninety (90) days;

(ii) each note, debenture, other evidence of indebtedness, guarantee, loan, credit or financing agreement or instrument or other Contract for money borrowed by the Company or any of its Subsidiaries, in each case, having an outstanding principal amount in excess of $100,000 or secured by any portion of any of the Company’s or any of its Subsidiaries’ assets;

(iii) each Contract to provide any funds to or make any investment in (whether in the form of a loan, capital contribution or otherwise) in any Person;

(iv) each Contract for the acquisition of any Person or any business unit thereof or the disposition of any material assets of the Company or any of its Subsidiaries (other than in the ordinary course of business), in each case, involving payments in excess of $100,000, other than Contracts in which the applicable acquisition or disposition has been consummated and under which there are no remaining material ongoing obligations of the Company or its Subsidiaries thereunder;

(v) each Contract pursuant to which the Company or any of its Subsidiaries has potential liability in respect of any purchase price adjustment, earn-out or contingent purchase price;

(vi) any Contract that provides for the indemnification of any Person by the Company or any of its Subsidiaries, except for Contracts entered into in the ordinary course of business consistent with past practice or where such indemnity is not material to the Company and its Subsidiaries;

(vii) each lease, rental or occupancy agreement, real property license, installment and conditional sale agreement, and other Contract that, in each case, (x) provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any real or personal property and (y) involves annual payments in excess of $100,000;

(viii) each joint venture Contract, partnership agreement or limited liability company agreement with a third party (in each case, other than with respect to wholly owned Subsidiaries of the Company);

(ix) each Contract requiring capital expenditures after the date of this Agreement in an annual amount in excess of $100,000;

(x) each Contract (other than license agreements or software as service agreements to use commercial available off-the-shelf software, including as a service) pursuant to which intellectual property material to the business of the Company or its Subsidiaries has been licensed or sublicensed to or from the Company or any of its Subsidiaries, or pursuant to which the Company or any of its Subsidiaries is obligated to pay, or pursuant to which the Company or any of its Subsidiaries receives, any royalty or other fee for the use of or the right to use, any intellectual property material to the business of the Company or its Subsidiaries;

(xi) each collective bargaining agreement and any other material agreement with any labor union;

(xii) each employment, retention, severance or change in control agreement between any Employee and the Company or any of its Subsidiaries (excluding at-will employment arrangements that can be terminated by the Company or its Subsidiaries on thirty days’ notice or less without penalty or liability);

(xiii) each Contract pursuant to which the Company or any of its Subsidiaries stores inventory at any location other than a location owned or leased by the Company or any of its Subsidiaries; and

(xiv) each Contract containing covenants expressly limiting in any material respect the freedom of the Company or any of its Subsidiaries to compete with any Person in a product line or line of business or operate at any location or containing an exclusivity or “most favored nation” clause.

(b) As of the date of this Agreement, all of the Material Contracts listed in Section 4.17(a) of the Company Disclosure Schedules are (i) in full force and effect and (ii) represent the valid and binding obligations of the Company or one of its Subsidiaries party thereto and, to the Knowledge of the Company, represent the valid and binding obligations of the other parties thereto, subject, in the cases of clauses (i) and (ii), to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity). Except, in each case, where the occurrence of such breach or default has not had or would not reasonably be expected to have a Company Material Adverse Effect, neither the Company, any of its Subsidiaries nor, to the Knowledge of the Company, any other party thereto is in breach of or default under any such Material Contract. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written claim or notice of material breach of or material default under any such Material Contract.

Section 4.18 Affiliate Interests and Transactions. Except for (a) the Separation Agreement and each of the Ancillary Agreements, (b) normal advances to employees in the ordinary course of business, (c) for payment of compensation for employment to employees in the ordinary course of business, and (d) for participation by employees, officers and directors in any Employee Benefit Plans, no director, manager or officer of the Company or any of its Subsidiaries or Seller or any Affiliate thereof (other than the Company or its Subsidiaries) is a party to any material Contract to which the Company or any of its Subsidiaries is a party, or, to the Knowledge of the Company, has a material interest in any material Contract, asset or property (real or personal), tangible or intangible, owned or leased by the Company or its Subsidiaries. There are no outstanding accounts receivable, accounts payable or other intercompany balances between the Company or any of its Subsidiaries, on the one hand, and any Affiliate thereof (other than the Company or its Subsidiaries), on the other hand.

Section 4.19 Insurance. Section 4.19 of the Company Disclosure Schedules lists as of the date of this Agreement all policies of property, fire and casualty, workers’ compensation, and other forms of insurance held by the Company or any of its Subsidiaries or held by an Affiliate of the Company and which cover or relate to the assets of the Company or any of its Subsidiaries and describes any self-insurance or co-insurance arrangements by or affecting the Company or any of its Subsidiaries. True and complete copies of the insurance policies held by the Company or its Subsidiaries and listed on Section 4.19 of the Company Disclosure Schedules (the “Company Policies”) have been made available to Buyer. None of the Company or any of its Subsidiaries has received any written notice from any insurer under any such Company Policies notifying of non-renewal of such policy or canceling any such policy or denying coverage thereunder. All premiums on such Company Policies due and payable as of the date hereof have been paid and all of such Company Policies are in full force and effect. There are no pending claims against any Company Policies by either the Company or any of its Subsidiaries that insurers are defending under reservation of rights and, to the Company’s Knowledge, there exists no claim under any Company Policy that has not been properly filed by or on behalf of the Company or any of its Subsidiaries. Except as set forth on Section 4.19 of the Company Disclosure Schedules, such Company Policies will not be affected by or terminate or lapse by reason of the Transactions.

Section 4.20 Patents.

(a) Except as set forth on Section 4.20(a) of the Company Disclosure Schedules, (i) Operating Company owns full and undiminished right, title and interest in and to the Patents, including without limitation all rights, title, and interest in the Patents to sue for infringement thereof, and (ii) the Patents are free and clear of all Encumbrances, other than Permitted Encumbrances, and restrictions on transfer. There have not been and there are not any pending Actions relating in any way to the Patents, and, to the Company’s Knowledge, no such Actions have been threatened. To the Company’s Knowledge, there are no existing contracts, agreements, options, commitments, proposals, bids, offers, or rights with, to, or in any Person to acquire any of the Patents. Each of the Patents is in full force and effect.

(b) As of the date of this Agreement, no issued U.S. or foreign patent or U.S. or foreign pending patent application not listed in Section 4.20 of the Company Disclosure Schedules (whether a provisional patent application, reissue, reexamination, extension, continuation, continuation in part, continuing prosecution application, or divisional) claims priority to any of the Patents.

(c) No rights or licenses have been granted under any of the Patents.

(d) Operating Company is not subject to any covenant not to sue or similar restrictions on its enforcement or enjoyment of the Patents as a result of the Transactions or any prior transaction related to the Patents.

(e) None of the Company, any of its Subsidiaries or any of their representatives has engaged in any conduct, or omitted to perform any necessary act, the result of which would invalidate any of the Patents or hinder their enforcement, including but not limited to misrepresenting Operating Company’s patent rights to a standard-setting organization or committing inequitable conduct during the procurement of the Patents.

(f) Neither the Company nor any of its Subsidiaries has put a third party on notice of actual or potential infringement of any of the Patents or commenced enforcement action(s) with respect to any of the Patents.

(g) None of the Patents has been or is currently involved in any reexamination, reissue, interference proceeding, or any similar proceeding, and no such proceedings are pending or threatened.

(h) All maintenance fees, annuities, and the like that have become due on the Patents prior to the date of this Agreement have been timely paid.

(i) None of the Patents has ever been found invalid or unenforceable for any reason in any administrative, arbitration, judicial, or other proceeding, and neither the Company nor any of its Subsidiaries has received any written notice from any source alleging that any of the Patents may be invalid or unenforceable. To the Company’s Knowledge, there is no prior art that would invalidate any claim of any of the Patents.

(j) Neither the Company nor any of its Subsidiaries has received any written notice from any source alleging a legal basis preventing or otherwise hindering the exploitation or practice of the Patents, including, but not limited to, alleging that a license may be needed from a third party to exploit or practice any or all of the Patents.

Section 4.21 Exclusivity of Representations. Except for the representations and warranties contained in Article III or this Article IV (as modified by the Company Disclosure Schedules and as further limited by Section 9.1), none of the Company, Seller or any other Person makes or has made any other representation or warranty, expressed or implied, at law or in equity, with respect to Seller, the Company, the Company’s Subsidiaries, the Transactions, the Interests or any of Seller’s, the Company’s or the Company’s Subsidiaries’ respective businesses, assets, liabilities, operations, prospects, or condition (financial or otherwise), and Seller and the Company each disclaim any other representations or warranties, whether made by Seller, the Company, the Company’s Subsidiaries or any of their respective Affiliates, direct or indirect equityholders, officers, directors, employees, agents or Representatives (collectively, “Related Persons”), and no Related Person has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in this Agreement and subject to the limited remedies herein provided. Except for the representations and warranties contained in Article III or this Article IV (as modified by the Company Disclosure Schedules and as further limited by Section 9.1), Seller and the Company (directly and on behalf of all Related Persons) each hereby disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (whether orally or in writing, in any data room relating to the Transactions, in management presentations, functional “break-out” discussions, responses to questions or requests submitted by or on behalf of Buyer or in any other form in consideration or investigation of the Transactions) to Buyer or its Affiliates or Representatives (including any opinion, information, forecast, projection, or advice that may have been or may be provided to Buyer or its Affiliates or Representatives by Seller, the Company or any Related Person). Except for the representations and warranties contained in Article III or this Article IV (as modified by the Company Disclosure Schedules and as further limited by Section 9.1), none of Seller, the Company or any Related Person has made or makes any representation or warranty to Buyer or its Affiliates or Representatives regarding: (a) merchantability or fitness of any assets of the Company or its Subsidiaries for any particular purpose; (b) the nature or extent of any liabilities of the Company or its Subsidiaries; (c) the prospects of the business of the Company and its Subsidiaries; (d) the probable success or profitability of the Company or its Subsidiaries; or (e) the accuracy or completeness of any confidential information memoranda, documents, projections, material, statement, data, or other information (financial or otherwise) provided to Buyer or its Affiliates or made available to Buyer and its Representatives in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Transactions, or in respect of any other matter or thing whatsoever.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller and the Company as of the date of this Agreement as follows:

Section 5.1 Organization and Qualification. Buyer is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware.

Section 5.2 Authority and Power. Buyer has all requisite limited liability company power and authority to execute and deliver this Agreement and each Ancillary Agreement to which Buyer is a party (the “Buyer Documents”) and to consummate the Transactions. The execution and delivery of this Agreement and the Buyer Documents by Buyer and the consummation by Buyer of the Transactions have been duly authorized by the board of managers of Buyer, and no other limited liability company on the part of Buyer is necessary to authorize the execution, delivery and performance of this Agreement and each of the Buyer Documents and the consummation of the Transactions. This Agreement and each of the Buyer Documents have been duly and validly executed and delivered by Buyer, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Buyer Document when so executed and delivered will constitute, the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 5.3 No Conflict; Required Filings and Consents.

(a) None of the execution and delivery by Buyer of this Agreement or the Buyer Documents, the consummation by Buyer of the Transactions, or compliance by Buyer with any of the provisions hereof or thereof will (i) violate, conflict with or result in the breach of any organizational documents of Buyer, (ii) conflict with or violate any Law or Order applicable to Buyer or by which any of the properties or assets of Buyer are bound or (iii) conflict with, violate, result in the breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any Contract to which Buyer is a party or by which Buyer or any of its properties or assets may be bound; except for, in the case of clauses (ii) and (iii) for such conflicts, violations, breaches, defaults, rights of termination, cancellation or acceleration which would not, individually or in the aggregate, materially adversely affect the ability of Buyer to consummate the Transactions.

(b) No consent, order, approval, authorization or other action of, or any filing with or notice to, any Person or Governmental Authority is required on the part of Buyer in connection with the execution and delivery by Buyer of this Agreement or the Buyer Documents, the compliance by Buyer with any of the provisions hereof or thereof, or the consummation by Buyer of the Transactions except for such consents, orders, approvals, authorizations, filings or notices the failure of which to be obtained or made would not materially adversely affect the ability of Buyer to consummate the Transactions.

Section 5.4 Litigation. There are no Actions pending or, to Buyer’s knowledge, threatened against Buyer that would reasonably be expected to prohibit or restrain the ability of Buyer to enter into this Agreement or consummate the Transactions. Buyer is not subject to any Order except to the extent the same would not reasonably be expected to prohibit or restrain the ability of Buyer to enter into this Agreement or consummate the Transactions.

Section 5.5 Sufficient Funds. Buyer has sufficient unrestricted cash on hand that is available on unconditional terms to enable Buyer to consummate on a timely basis the Transactions, including to pay the Purchase Price, and all other fees and expenses for which Buyer is responsible pursuant to this Agreement, in each case in accordance with the terms hereof.

Section 5.6 Financial Advisor. No Person that has acted, directly or indirectly, as a broker, finder or financial advisor for Buyer in connection with the Transactions is entitled to any fee or commission or like payment from Seller, the Company or any of its Subsidiaries in respect thereof.

Section 5.7 Non-Reliance of Buyer. Except for the specific representations and warranties expressly made by the Company or Seller in Article III and Article IV of this Agreement, (a) Buyer acknowledges and agrees that (i) none of the Company, Seller or any other Person is making or has made any representation or warranty, expressed or implied, at law or in equity, in respect of the Company, the Company’s Subsidiaries, or any of the Company’s or its Subsidiaries’ respective businesses, assets, liabilities, operations, prospects, or condition (financial or otherwise), including with respect to merchantability or fitness for any particular purpose of any assets, the nature or extent of any liabilities, the prospects of the business of the Company and its Subsidiaries, the effectiveness or the success of any operations, or the accuracy or completeness of any confidential information memoranda, documents, projections, material or other information (financial or otherwise) regarding the Company or any Subsidiary of the Company furnished to Buyer or its Representatives or made available to Buyer and its Representatives in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Transactions, or in respect of any other matter or thing whatsoever, and (ii) no officer, agent, Representative or employee of Seller, the Company, any of the Company’s Subsidiaries or any other Person has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in this Agreement and subject to the limited remedies herein provided; (b) Buyer specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that the Company, Seller and the Seller Representative have specifically disclaimed and do hereby specifically disclaim any such other representation or warranty made by any Person; (c) Buyer specifically disclaims any obligation or duty by Seller, the Company or any other Person to make any disclosures of fact not required to be disclosed pursuant to the specific representations and warranties set forth in Article III and Article IV of this Agreement; and (d) Buyer is acquiring the Company subject only to the specific representations and warranties set forth in Article III and Article IV of this Agreement as further limited (and as specifically bargained for) by Section 9.1.

ARTICLE VI

COVENANTS

Section 6.1 Further Assurances. From time to time after the Closing, and for no further consideration, each of the parties shall, and shall cause its Subsidiaries to, execute, acknowledge and deliver such assignments, transfers, consents, assumptions and other documents and instruments and take such other actions as may be necessary to consummate and make effective the Transactions.

Section 6.2 Public Announcements. The initial press release of the parties announcing the execution of this Agreement shall be a joint press release of Buyer and Seller in a form that is mutually agreed upon.

Section 6.3 Directors’ and Officers’ Indemnification.

(a) Buyer shall cause the Company and each of its Subsidiaries for a period of not less than six (6) years from the Closing Date (i) to maintain provisions in its certificate of formation and limited liability company agreement concerning the indemnification and exoneration (including provisions relating to expense advancement) of the Company’s and its Subsidiaries’ former and current officers, directors, employees, and agents (the “Indemnitees”) that are no less favorable to those Persons than the provisions of the certificate of formation and limited liability company agreement of the Company or such Subsidiary, as applicable, in each case, as of the date of this Agreement and (ii) not to amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law.

(b) The obligations of Buyer under this Section 6.3 shall survive the Closing and shall not be terminated or modified in such a manner as to adversely affect any Indemnitee to whom this Section 6.3 applies without the consent of such affected Indemnitee (it being expressly agreed that the Indemnitees to whom this Section 6.3 applies shall be third-party beneficiaries of this Section 6.3, each of whom may enforce the provisions of this Section 6.3).

Section 6.4 Retention Payment Letter Agreements. Buyer shall cause the Company and its Subsidiaries to timely make all payments required under the Retention Payment Letter Agreements.

Section 6.5 Phantom Unit Payments. Subject to and conditioned upon the consummation of the merger transaction contemplated by the Lux Merger Agreement (the “Lux Merger”) within sixty (60) days after the Closing Date, the Company shall pay to each holder of Phantom Units (as defined in the Lux Merger Agreement) set forth on Schedule A (each, a “Phantom Unitholder”) an amount in cash, less applicable withholding Taxes, equal to (a) the dollar value of the Merger Consideration per Partnership Common Unit (each such term as defined in the Lux Merger Agreement), determined (with respect to Parent Common Units (as defined in the Lux Merger Agreement)) by reference to the closing price of a Parent Common Unit on the New York Stock Exchange on the date on which such merger is consummated, multiplied by (b) the number of Phantom Units held by such Phantom Unitholder, as set forth on Schedule A (collectively, the “Phantom Unit Payments”). If the Phantom Unit Payments become payable hereunder, such payments shall be made no later than ninety (90) days after the Closing Date. For the avoidance of doubt, if the Lux Merger is not consummated within sixty (60) days after the Closing Date, then no Phantom Unit Payments shall be payable hereunder.

ARTICLE VII

TAX MATTERS

Section 7.1 Tax Characterization. Seller and Buyer shall treat the sale and purchase of the Interests as the sale and purchase of the assets of the Company for U.S. federal income tax purposes and for all corresponding state income tax purposes.

Section 7.2 Transfer Taxes. Buyer shall pay any and all excise, sales, use, stamp, transfer, documentary, filing, recordation, value added Taxes and other similar Taxes and fees, if any, that are actually incurred as a result of the purchase and sale of the Interests, together with any interest, additions or penalties with respect thereto (collectively, “Transfer Taxes”). Buyer and the Seller Representative agree to cooperate in the preparation and filing of any Tax Returns with respect to any Transfer Taxes.

Section 7.3 2016 Texas Franchise Tax. The Parties acknowledge that the Company and its Subsidiaries are members of the Seller Representative’s combined group for Texas franchise tax purposes and that the Seller Representative will prepare the Texas franchise tax returns of the Company for all periods that include the Company as a member of the Seller Representative’s combined group and pay all the Texas franchise taxes related thereto, including the taxable period from January 1, 2016 through the Closing Date.

Section 7.4 Cooperation on Tax Matters. Buyer and the Seller Representative shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any Action with respect to Taxes that relate or pertain to the Company and each of its Subsidiaries. Such cooperation shall include the retention and, upon the other party’s request, the provision of records and information reasonably relevant to any Action and making employees or third parties who provided services to either party, such as accountants, available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer and the Seller Representative agree to (i) retain all books and records with respect to Tax matters pertinent to the Company and its Subsidiaries relating to any taxable period beginning before the Closing Date until expiration of the statute of limitations (and to the extent notified by Buyer or the Seller Representative, any extensions thereof) of the respective taxable periods and to abide by all record retention agreements entered into with any Governmental Authority, and (ii) to give the other party reasonably written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Buyer or the Seller Representative, as the case may be, shall use its reasonable best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed, including the transaction contemplated hereby.

Section 7.5 Withholding. Buyer shall be entitled to deduct and withhold from the Purchase Price such amounts as Buyer is required to deduct and withhold under any Tax Law with respect to the making of such payment. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Governmental Authority in respect of whom such deduction and withholding was made.

ARTICLE VIII

CLOSING DELIVERABLES

Section 8.1 Closing Deliverables of Buyer. At the Closing, Buyer shall deliver, or cause to be delivered, the following deliverables:

(a) Initial Purchase Price; Seller Representative Fund. Buyer shall deliver the Initial Purchase Price, less the Seller Representative Fund, to Seller by wire transfer of immediately available funds to an account designated by Seller. Buyer shall deliver the Seller Representative Fund to the Seller Representative by wire transfer of immediately available funds to an account designated by the Seller Representative.

(b) R&W Insurance Policy Premium. Buyer shall pay to the R&W Insurer the premium for the R&W Insurance Policy less Seller’s Portion of the R&W Insurance Policy Premium.

(c) Buyer Documents. Buyer shall deliver to Seller each of the Buyer Documents, duly executed by Buyer.

Section 8.2 Closing Deliverables of Seller and the Company. At the Closing, Seller and/or the Company shall deliver, or cause to be delivered, the following deliverables to Buyer:

(a) Releases. Evidence reasonably satisfactory to Buyer and Seller that the Company and its Subsidiaries are each released as guarantors, grantors and/or pledgors (as applicable) under the GE Credit Facility and the Second Lien Notes Indenture effective on or prior to the Closing, and that all liens securing the obligations under the GE Credit Facility and the Second Lien Notes Indenture on the assets of the Company and its Subsidiaries are released on or prior to the Closing.

(b) R&W Insurance Policy Premium. Seller shall pay to the R&W Insurer Seller’s Portion of the R&W Insurance Policy Premium in accordance with the R&W Insurance Policy.

(c) Seller Documents. Seller shall deliver to Buyer each of the Seller Documents, duly executed by Seller.

(d) Company Documents. The Company shall deliver to Buyer each of the Company Documents, duly executed by the Company.

(e) Resignations. The Company shall deliver to Buyer, resignations of the officers, directors and managers of the Company and its Subsidiaries, effective on or prior to the Closing, in form and substance reasonably satisfactory to Buyer.

(f) Tax Certificate. Seller shall deliver to Buyer an executed certificate of Seller certifying that Seller is not a foreign person, which certificate complies with the requirements of Section 1445 of the Code.

(g) Assignments. Evidence reasonably satisfactory to Buyer of the assignment of the Patent from Rentech, Inc. to Operating Company effective on or prior to the Closing Date.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1 No Survival of Representations and Warranties. None of the representations and warranties in this Agreement shall survive the Closing. The parties agree that (a) the sole and exclusive remedy for any claims for any inaccuracy or breach of any representation or warranty of Seller or the Company in this Agreement shall be to recover from the R&W Insurance Policy, and (b) neither Buyer nor any Affiliate of Buyer shall be entitled to any remedy from Seller or the Seller Representative for any inaccuracy or breach of any representation or warranty of Seller, the Seller Representative or the Company in this Agreement. It is the express intent of the parties to this Agreement that the survival of the representations and warranties in this Agreement and any other purported representation or warranty (and the associated right to bring a claim for a breach of such representations and warranties) is shorter than the statute of limitations that would otherwise have been applicable to such representations or warranties, and, by contract, the applicable statute of limitations with respect to such representation or warranty (and the associated right to bring a claim for a breach of such representations and warranties) are hereby reduced so they end at the Closing. The provisions of this Agreement (including, without limitation, the specific representations and warranties set forth herein and the non-survivability of such representations and warranties) were specifically bargained-for between Buyer, the Company and Seller and were taken into account by Buyer, the Company and Seller in arriving at the Purchase Price. The parties each hereby acknowledge that this Agreement is the result of arms’ length negotiations among the parties to this Agreement and embodies the justifiable expectations of sophisticated parties derived from arms’ length negotiations; Buyer and Seller specifically acknowledge that neither Buyer nor Seller has any special relationship with the other party that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arms’ length transaction, and there are no grounds for the tolling of any applicable statute of limitations. For the avoidance of doubt, this Article IX shall not in any way inhibit Buyer from obtaining any remedies Buyer may have against any insurer under the representation and warranty insurance policy obtained by Buyer attached hereto as Exhibit D, providing coverage for any breach of the representations and warranties made in this Agreement (the “R&W Insurance Policy”). The covenants under Article II, Article VI, Article VII and Article IX shall survive the Closing until fully performed by the applicable parties hereto.

Section 9.2 Limitation on Claims.

(a) All claims, obligations, liabilities or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out of or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and are those solely of) the entities that are expressly identified as parties in the preamble to this Agreement (“Contracting Parties”). No Person who is not a Contracting Party, including, without limitation, any past, present or future director, officer, employee, incorporator, member, partner, manager, direct or indirect equityholder, Affiliate, agent, attorney or Representative of any Contracting Party, or any director, officer, employee, incorporator, member, partner, manager, direct or indirect equityholder, Affiliate, agent, attorney or Representative of any of the foregoing (“Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any obligations or liabilities of any Contracting Party arising under, out of, in connection with, or related in any manner to this Agreement (including its negotiation, execution, performance or breach) or for any claims or causes of action based on, in respect of, or by reason of the sale and purchase of the Company (including, without limitation, any non-disclosure or misrepresentations made by any such Nonparty Affiliates) or any other Transactions; and, to the maximum extent permitted by Law, each Contracting Party hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such Nonparty Affiliates. The Seller Representative shall be deemed to be a Nonparty Affiliate of Seller and the Company under this Section 9.2; provided, however, that the foregoing clause shall in no way limit the liability or obligations of the Seller Representative as a Contracting Party. Without limiting the foregoing, to the maximum extent permitted by Law, (i) each Contracting Party hereby waives and releases any and all rights, claims, demands or causes of action that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the entity form of a Contracting Party or otherwise impose liability of a Contracting Party on any Nonparty Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization or otherwise; and (ii) each Contracting Party disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement.

(b) All representations and warranties set forth in this Agreement and the other Specified Documents are contractual in nature only and subject to the sole and exclusive remedies set forth herein and therein (as such remedies have been limited or excluded pursuant to the express terms of this Agreement or the other Specified Documents). No Person is asserting the truth of any representation and warranty set forth in this Agreement or the other Specified Documents; rather the parties have agreed that should any representations and warranties of any party prove untrue, the other parties shall have the specific rights and remedies herein or therein specified as the exclusive remedy therefor, but that no other rights, remedies or causes of action (whether in law or in equity or whether in contract or in tort) are permitted to any party hereto as a result of the untruth of any such representation and warranty, other than for claims for Fraud (as claims for Fraud have been excluded to the maximum extent permitted by Law pursuant to the express terms of this Agreement or the other Specified Documents). The parties hereto have voluntarily agreed to define their rights, liabilities and obligations with respect to the Transactions exclusively in contract pursuant to the express terms and provisions of this Agreement and the other Specified Documents, and the parties hereto expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement or the other Specified Documents, other than for claims for Fraud (as claims for Fraud have been excluded to the maximum extent permitted by Law pursuant to the express terms of this Agreement or the other Specified Documents). The sole and exclusive remedies for any and all claims or causes of action arising under, out of, or related to this Agreement or the other Specified Documents (including any representations and warranties set forth herein or therein, made in connection herewith or therewith or as an inducement to enter into this Agreement or the other Specified Documents) or any claim or cause of action otherwise arising under, out of, or related to the Transactions, other than for claims for Fraud (as claims for Fraud have been excluded to the maximum extent permitted by Law pursuant to the express terms of this Agreement or the other Specified Documents), shall be those remedies available at law or in equity for breach of contract against the parties to this Agreement only (as such contractual remedies have been further limited or excluded pursuant to the express terms of this Agreement or the other Specified Documents) and no Person will have any other entitlement, remedy or recourse, whether in contract, tort or otherwise, it being agreed that all of such other remedies, entitlements and recourse are expressly waived and released by the parties hereto to the fullest extent permitted by Law.

(c) The parties to this Agreement have specifically relied upon the provisions of this Section 9.2, together with the provisions of Section 9.6, in agreeing to the Purchase Price and in agreeing to provide the specific representations and warranties set forth herein.

Section 9.3 Amendment and Waiver. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto. Any provision of this Agreement can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such waiver is sought. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

Section 9.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon written confirmation of receipt by facsimile, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)	if to Seller or the Seller Representative to:

Rentech, Inc.

10877 Wilshire Boulevard, 10th Floor

Los Angeles, California 90024

Attention: Chief Financial Officer and General Counsel

Facsimile: (310) 208-7165

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

140 Scott Drive

Menlo Park, CA 94025

Attention: Anthony J. Richmond and David A. Zaheer

Facsimile: (650) 463-2600

CVR GP, LLC

10 East Cambridge Circle Drive, Suite 250

Kansas City, Kansas 66103

Attention: General Counsel

Facsimile: (913) 982-0976

Vinson & Elkins L.L.P.

1001 Fannin Street, Suite 2500

Houston, Texas 77002

Attention: Jeffery B. Floyd and E. Ramey Layne

Facsimile: (713) 615-5660

(b)	if to Buyer or the Company to:

Pasadena Commodities International, LLC

2001 Jackson Road

Pasadena, TX 77506

Attention: Chief Executive Officer

Facsimile: (914) 762-8001

with a copy (which shall not constitute notice) to:

Exall & Wood, PLLC

3838 Oak Lawn Ave., Suite 1750

Dallas, TX 75219

Attention: Allison Exall and Christine A. Hathaway

Facsimile: (469) 619-6317

Section 9.5 Interpretation.

(a) When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule (including the Company Disclosure Schedules), such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit or Schedule, but not otherwise defined therein, shall have the meaning as defined in this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. All references to “dollars” or “$” or “US$” in this Agreement or any Ancillary Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement and any Ancillary Agreement. References to “parties” in this Agreement will be construed to mean the parties in the preamble to this Agreement unless the context suggests otherwise. Each of Buyer and Seller acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the Transactions. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

(b) Any matter or item disclosed in the Company Disclosure Schedules shall constitute a disclosure for all purposes under this Agreement to the extent it is reasonably apparent that the information is relevant for such other purposes, notwithstanding any reference to a specific section, and all such information shall be deemed to qualify the entire Agreement and not just such section. Disclosure of any item in any Section of the Company Disclosure Schedules, or any references to dollar amounts, shall not constitute an admission or indication that such item or matter is material or would have a Company Material Adverse Effect or material adverse effect, and shall not establish any standard of materiality or define further the meaning of such terms or any other terms defined in Article I (and, in particular, the inclusion of any item in the Company Disclosure Schedules shall not, in and of itself, be a basis for taking such item into account in determining whether there has been a Company Material Adverse Effect). The disclosure of any matter or item in any Section of the Company Disclosure Schedules hereto shall not be deemed to constitute an acknowledgment that any such matter is required to be disclosed. No disclosure in a Section of the Company Disclosure Schedules relating to a possible breach or violation of any Contract, Law or Order shall be construed as an admission or indication that a breach or violation exists or has actually occurred.

Section 9.6 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto), the Ancillary Agreements and each other agreement, document, instrument or certificate contemplated hereby or to be executed in connection with the Transactions (collectively, the “Specified Documents”) constitute the entire agreement of the parties respecting the Transactions, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings between the parties with respect to the Transactions. The parties hereby agree that no party hereto shall have any remedies or cause of action (whether in contract or in tort) for any statements, communications, disclosures, failures to disclose, representations or warranties not set forth in this Agreement or the other Specified Documents. Notwithstanding any oral agreement or course of conduct of the parties or their Representatives to the contrary, no party to this Agreement shall be under any legal obligation to enter into or complete the Transactions unless and until this Agreement shall have been executed and delivered by each of the parties hereto.

Section 9.7 Expenses. Except as otherwise specified in this Agreement, each party hereto shall pay its own legal, accounting, out-of-pocket and other expenses incident to this Agreement and to any action taken by such party in preparation for carrying this Agreement into effect; provided, however, that Seller will be responsible for fifty percent (50%) of the insurance premiums for the R&W Insurance Policy provided, that such amount to be paid by Seller shall not exceed $200,000 (the “Seller’s Portion of the R&W Insurance Policy Premium”).

Section 9.8 Governing Law. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by the internal laws of the State of Delaware.

Section 9.9 Jurisdiction; Waiver of Jury Trial.

(a) All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court sitting in the State of Delaware and any federal appellate court therefrom) and the parties hereto hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any such action or proceeding and irrevocably waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such action or proceeding. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

(b) Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by the delivery of a copy thereof (other than by facsimile) in accordance with the provisions of Section 9.4.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF SUCH ACTION OR PROCEEDING. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (iii) IT MAKES THIS WAIVER VOLUNTARILY AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.9(c).

Section 9.10 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as expressly provided herein, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein expressed or implied will give or be construed to give any Person, other than the parties hereto and such successors and permitted assigns, any legal or equitable rights hereunder; provided, however, that the parties hereto specifically acknowledge and agree that (a) the provisions of Section 6.3 are intended to be for the benefit of, and shall be enforceable by, all Indemnitees (in all of their capacities) affected thereby; and (b) the provisions of Section 9.2(b) are intended to be for the benefit of, and shall be enforceable by, the Nonparty Affiliates referenced therein. No assignment of this Agreement or of any rights or obligations hereunder may be made by any party hereto, directly or indirectly (by operation of Law or otherwise), without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void.

Section 9.11 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, except as otherwise expressly provided hereunder, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Court of Chancery or any state or federal court sitting in the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security as a prerequisite to obtaining equitable relief.

Section 9.12 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 9.13 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party (including by facsimile or email delivery of pdf).

Section 9.14 Legal Representation. Buyer hereby agrees, on its own behalf and on behalf of its directors, members, partners, officers, employees and Affiliates (including, after the Closing, the Company and its Subsidiaries), and each of their respective successors and assigns (all such parties, the “Waiving Parties”), that Latham & Watkins LLP may represent Seller or the Seller Representative (each such Person, a “Designated Person”) in the event such Designated Person so requests, in each case in connection with any dispute, litigation, claim, proceeding or obligation arising out of or relating to this Agreement (any such representation, the “Post-Closing Representation”), and Buyer on behalf of itself and the Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest or any objection arising therefrom or relating thereto. Each of Buyer and the Company, for itself and the Waiving Parties, hereby irrevocably acknowledges and agrees that all communications between a Designated Person and its Affiliates (excluding the Company and its Subsidiaries) (collectively, a “Designated Group”) and its counsel, including Latham & Watkins LLP, made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or proceeding arising out of or relating to, this Agreement, any agreements contemplated by this Agreement or the Transactions, or any matter relating to any of the foregoing, are privileged communications between such Designated Group and such counsel and none of Buyer, the Company or any of the Waiving Parties, nor any Person purporting to act on behalf of or through Buyer or the Company or any of the Waiving Parties, will seek to obtain the same by any process. From and after the Closing, each of Buyer and the Company, on behalf of itself and the Waiving Parties, waives and will not assert any attorney-client privilege with respect to any communication between Latham & Watkins LLP and the Company or any Person in a Designated Group occurring during the representation in connection with the negotiation, preparation, execution and delivery of this Agreement and the other agreements contemplated hereby and the consummation of the Transactions in connection with any Post-Closing Representation. Notwithstanding the foregoing, in the event that a dispute arises between Buyer, the Company or any Subsidiary of the Company and a third party other than a party to this Agreement after the Closing, the Company may assert the attorney-client privilege to prevent disclosure of confidential communications by Latham & Watkins LLP or any Person in a Designated Group to such third party.

Section 9.15 Distribution of Purchase Price. Buyer acknowledges that, at any time after Closing, Seller may distribute the Purchase Price to its limited partners. Buyer hereby consents to any such distributions and waives and releases any claims or causes of action against Seller, its current or future Affiliates or any other Person directly or indirectly resulting from such distribution, including any claim or cause of action (a) asserting that such distribution is invalid, or seeking to declare such distribution to be fraudulent, a fraudulent conveyance or a preference, (b) to set such distribution aside and/or (c) to require such distribution to be repaid to Seller or any other Person under any bankruptcy Law, state or federal Law, common Law or any equitable theory.

Section 9.16 The Seller Representative.

(a) Seller hereby designates a representative to act on behalf of Seller for the purposes specified herein (the “Seller Representative”). Seller hereby designates Rentech, Inc., a Colorado corporation, as the initial Seller Representative. The Seller Representative may resign at any time, and a new seller representative may be designated by the previous Seller Representative; provided, however, that such Seller Representative agrees in writing to be bound by the terms of this Agreement and the Purchase Price Adjustment Agreement. The designation of any Person as the Seller Representative is and shall be coupled with an interest, and, except as set forth in this Section 9.16, such designation is irrevocable and shall not be affected by the death, incapacity, illness, bankruptcy, dissolution or other inability to act of any of Seller or the holders of common units of Seller.

(b) The Seller Representative shall have such powers and authority as are necessary to carry out the functions assigned to it under this Agreement. Without limiting the generality of the foregoing, the Seller Representative shall have full power, authority and discretion, after the Closing, (i) to negotiate, defend, settle, compromise and otherwise handle and resolve any and all claims and disputes with Buyer arising out of or in respect of this Agreement, including, without limitation, claims and disputes pursuant to Section 2.4 and Section 2.5 of this Agreement and (ii) to take all actions necessary in the judgment of the Seller Representative for the accomplishment of the foregoing and all of the other terms, conditions and limitations of this Agreement and the transactions contemplated hereby. The Seller Representative shall have no liability to Buyer or the Company with respect to actions taken or omitted to be taken in its capacity as the Seller Representative. The Seller Representative shall, at its expense (subject to reimbursement as set forth in the following sentence), be entitled to engage such counsel, experts and other agents and consultants as it shall deem necessary in connection with exercising its powers and performing its function hereunder and (in the absence of bad faith on the part of the Seller Representative) shall be entitled to conclusively rely on the opinions and advice of such Persons. The Seller Representative shall be entitled to reimbursement solely from funds paid to it under Section 2.4 or Section 2.5 or released from the Seller Representative Fund, for all reasonable expenses, disbursements and advances (including fees and disbursements of its counsel, experts and other agents and consultants) incurred by the Seller Representative in such capacity. The Seller Representative may net the amount of any such expenses, disbursements and advances from the funds paid to it under Section 2.4 or Section 2.5 prior to distribution of such funds pursuant to Section 9.17. Once the Seller Representative determines, in its reasonable discretion, that it will not incur any additional expenses in its capacity as the Seller Representative, it shall transfer to the Rights Agent the remaining portion of the Seller Representative Fund, if any, without interest, to be distributed in accordance with the Purchase Price Adjustment Agreement.

(c) The Seller Representative shall be entitled to indemnification against any loss, liability or expenses arising out of actions taken or omitted to be taken in its capacity as the Seller Representative (except for those arising out of the Seller Representative’s gross negligence, bad faith or willful misconduct) solely from the Seller Representative Fund, including the costs and expenses of investigation and defense of claims; provided, however, that the Seller Representative shall not be entitled to reimbursement from or entitled to indemnification against any such loss, liability or expenses by the Seller or any of its Affiliates or Subsidiaries or the Buyer or any of its Affiliates or Subsidiaries. Notwithstanding anything to the contrary herein, the Seller Representative shall not take any action under this Agreement without the prior written consent of Seller that would impose any continuing liability or obligation on Seller or any of its Affiliates or Subsidiaries.

Section 9.17 Purchase Price Adjustment Agreement. In the event the Seller Representative receives any payment pursuant to Section 2.4(d), Section 2.5(d), Section 2.5(g) or Section 9.16, the Seller Representative shall pay the Rights Agent any such amounts for further distribution by the Rights Agent to the Holders (as defined in the Purchase Price Adjustment Agreement), in each case in accordance with the Purchase Price Adjustment Agreement.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date above first written.

Pasadena Commodities International, LLC, as Buyer

By:	/s/ Elio Mazzella
Name:	Elio Mazzella
Title:	Chief Executive Officer and President

Rentech Nitrogen Pasadena Holdings, LLC, as the Company

By:	/s/ Colin Morris
Name:	Colin Morris
Title:	Vice President and Secretary

Rentech Nitrogen Partners, L.P., as Seller
By: Rentech Nitrogen GP, LLC, its general partner

By:	/s/ Colin Morris
Name:	Colin Morris
Title:	Senior Vice President, General Counsel and Secretary

Rentech, Inc., solely in its capacity as the Seller Representative

By:	/s/ Colin Morris
Name:	Colin Morris
Title:	Senior Vice President, General Counsel and Secretary

[Signature page to the Membership Interest Purchase Agreement]

EXHIBIT A

SAMPLE NET WORKING CAPITAL CALCULATION

EXHIBIT B

ASSET ALLOCATION STATEMENT

EXHIBIT C

SAMPLE COMPANY EBITDA CALCULATION

EXHIBIT D

R&W INSURANCE POLICY

EXHIBIT E

RELATED PARTY TRANSACTIONS

SCHEDULE A

PHANTOM UNITHOLDERS